                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-68116

                            [LOGO OF EXPEDIA, INC.]
                                                                January 14, 2002

Dear Shareholder:

    We previously mailed to you a joint prospectus/proxy and information statement dated November 13, 2001 relating to the annual meeting of shareholders of Expedia, Inc. that was scheduled for December 17, 2001. One of the purposes of that meeting was to consider and vote on a number of proposals relating to the proposed merger of a wholly owned subsidiary of USA Networks, Inc. into Expedia, with Expedia surviving as a public company controlled by USA. We refer to the merger as well as the transactions contemplated in connection with the merger collectively as the "USA/EXPEDIA MERGER."

    On December 17, 2001, prior to the time of the annual meeting, USA announced that it had entered into an agreement with Vivendi Universal, S.A. Under that agreement, USA agreed to contribute its entertainment businesses to a joint venture that would also hold the businesses of Universal Studios Group. Upon completion of the USA/Vivendi Universal transaction, which is expected to occur following consummation of the USA/Expedia merger, USA will be renamed "USA Interactive" and will be focused on integrating interactive assets across multiple lines of business. After giving effect to both transactions, USA's businesses would consist of Expedia, Home Shopping Network (including HSN International and HSN Interactive), Ticketmaster (Nasdaq: TMCS), which operates Citysearch and Match.com, Hotel Reservations Network (Nasdaq: ROOM), Electronic Commerce Solutions, Styleclick (Nasdaq: IBUY), and Precision Response Corporation. Although the USA/Vivendi Universal transaction is subject to limited conditions and is not expected to close until spring of 2002, we determined that the Expedia shareholders should be made aware of this development prior to voting on the proposals related to the USA/Expedia merger. As a result, following the election of our directors at our annual meeting on December 17, 2001, we adjourned our annual meeting.

    The annual meeting will reconvene on February 4, 2002 at 9:00 a.m., local time, at the Embassy Suites Hotel, 3225 158th Avenue SE, Bellevue, Washington. At the reconvened annual meeting you will be asked to consider and vote upon all of the proposals previously described in the joint prospectus/proxy and information statement (other than the election of directors, which was completed on December 17, 2001). We are enclosing a supplement to the joint prospectus/proxy and information statement, which supplement provides important information about the USA/Vivendi Universal transaction.

    The terms of the USA/Expedia merger remain as described in the joint prospectus/proxy and information statement mailed to you in November 2001. You will continue to have the choice of either (1) retaining your shares of Expedia common stock and in addition receiving warrants to acquire Expedia common stock, or (2) exchanging your shares of Expedia common stock for a package of USA securities consisting of USA common stock, USA cumulative convertible preferred stock and warrants to acquire USA common stock, subject to proration as described in the joint prospectus/proxy and information statement previously mailed to you. If you have not already made your election (or if you want to change your election), you may do so by following the instructions described on the election form and letter of transmittal included in the joint prospectus/proxy and information statement previously mailed to you and submitting those forms together with your certificates prior to the election deadline, which has been extended to 5:00 p.m., eastern time, on February 4, 2002, the date of the reconvened Expedia annual meeting.

    We have enclosed a proxy card with the supplement. If you have previously voted and do not wish to change your vote, your previous proxy will be voted as you directed. If you have not previously voted or wish to revoke or change your vote, please complete, date, sign and return the enclosed proxy card before the reconvened annual meeting.

    Please note that Microsoft Corporation, which beneficially owns 33,722,710 shares, or approximately 66%, of Expedia's common stock, has granted to USA or Expedia an irrevocable proxy to vote in favor of each of the proposals relating to the USA/Expedia merger to be presented at the reconvened annual meeting. The vote of Microsoft's shares is sufficient to ensure approval of all these matters.
    We thank you for your continuing support.
                                          Sincerely,

                                          /s/ Richard N. Barton

                                          Richard N. Barton
                                          CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THE USA SECURITIES OR EXPEDIA SECURITIES TO BE ISSUED IN THE USA/EXPEDIA MERGER, OR DETERMINED IF THIS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

    This supplement to the joint prospectus/proxy and information statement is dated January 14, 2002. It is first being mailed to Expedia shareholders on or about January 15, 2002.
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                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Introduction................................................      1

Questions & Answers about the USA/Expedia Merger and the
  USA/Vivendi Universal Transaction.........................      1

The USA/Vivendi Universal Transaction.......................      4

Other Interests of Officers and Directors in the
  Transactions..............................................     12

Other Recent Developments...................................     12

Where You Can Find More Information.........................     12

Experts.....................................................     14

Special Note Regarding Forward-Looking Statements...........     15

Index to Financial Information..............................    F-1

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                                  INTRODUCTION

    EXCEPT AS DESCRIBED IN THIS SUPPLEMENT, THE INFORMATION WE PROVIDED IN THE JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT THAT WE PREVIOUSLY MAILED TO YOU CONTINUES TO APPLY. TO THE EXTENT INFORMATION IN THIS SUPPLEMENT DIFFERS FROM OR CONFLICTS WITH INFORMATION CONTAINED IN THE JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT, THIS SUPPLEMENT SUPERCEDES AND REPLACES THE INFORMATION IN THE JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT. IF YOU NEED ANOTHER COPY OF THE JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT, PLEASE CALL OUR PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE).

 QUESTIONS & ANSWERS ABOUT THE USA/EXPEDIA MERGER AND THE USA/VIVENDI UNIVERSAL
                                  TRANSACTION

Q: WHY WAS THE ANNUAL MEETING OF EXPEDIA SHAREHOLDERS ADJOURNED WITHOUT A VOTE
    OF THE EXPEDIA SHAREHOLDERS ON THE PROPOSALS RELATING TO THE USA/EXPEDIA MERGER?

A: On December 17, 2001, shortly before the time of the annual meeting, USA publicly announced its proposed transaction with Vivendi Universal. Expedia determined that it would be appropriate to adjourn the annual meeting's consideration of, and vote on, the proposals relating to the USA/Expedia merger to give Expedia shareholders the opportunity to receive additional information about and to consider this development.

Q: WHAT HAS CHANGED IN THE EXPEDIA/USA MERGER?

A: There have been no changes in the terms of the USA/Expedia merger since you received the joint prospectus/proxy and information statement dated November 13, 2001, other than the changes in timing as described in this supplement. You are still being asked to vote on the USA/Expedia merger and to make an election as to whether to exchange your shares of Expedia common stock for the package of USA securities or to remain as a shareholder of Expedia and receive warrants to acquire additional shares of Expedia common stock.

Q: HOW DOES THE USA/VIVENDI UNIVERSAL TRANSACTION AFFECT ME?

A: You now have until 5:00 p.m., eastern time, on February 4, 2002 to complete your election form with regard to the USA/Expedia merger.

    If you elect to receive the package of USA securities in the USA/Expedia merger, you will become a USA stockholder. If you continue to own USA shares at the time of the USA/Vivendi Universal transaction, your shares will effectively represent a larger equity interest in a smaller company since USA will have contributed all of its entertainment businesses, which we refer to as the "USA ENTERTAINMENT GROUP," to the joint venture with Vivendi Universal, and USA will have cancelled approximately 320.9 million shares of USANi LLC, which are exchangeable for USA common stock. Following the USA/Vivendi Universal transaction, USA will be a company focused on integrating interactive assets across multiple lines of business and its businesses will consist of Expedia (if the USA/Expedia merger is consummated), Home Shopping Network (including HSN International and HSN Interactive), Ticketmaster (Nasdaq: TMCS), which operates Citysearch and Match.com, Hotel Reservations Network (Nasdaq: ROOM), Electronic Commerce Solutions, Styleclick (Nasdaq: IBUY) and Precision Response Corporation.

    If you do not elect to receive the package of USA securities in the USA/Expedia merger, you will not be affected by the USA/Vivendi Universal transaction. You will remain as a shareholder of Expedia and will receive warrants to acquire Expedia common stock in the USA/Expedia merger.

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Q: WHAT WILL HAPPEN TO MY USA SECURITIES I RECEIVE IN THE USA/EXPEDIA MERGER AS
    A RESULT OF THE USA/VIVENDI UNIVERSAL TRANSACTION?

A: Nothing will happen to the USA securities that you receive in the USA/Expedia merger as a result of the USA/Vivendi Universal transaction. Your shares of USA common stock, USA preferred stock and USA warrants outstanding immediately prior to the transaction will continue to remain outstanding following the transaction.

Q: WHAT WILL HAPPEN IF THE USA/VIVENDI UNIVERSAL TRANSACTION DOES NOT CLOSE?

A: If you elect to receive the package of USA securities and the USA/Vivendi
    Universal transaction does not close, you will continue to own USA securities, and USA will continue in existence in its present form, without regard to the changes described in this supplement.

Q: WILL USA SHAREHOLDERS HAVE THE OPPORTUNITY TO VOTE ON THE USA/VIVENDI
    UNIVERSAL TRANSACTION?

A: Yes. The affirmative vote of at least 66 2/3% of the outstanding USA voting stock that is not owned by Vivendi Universal, Liberty Media Corporation, Mr. Barry Diller or any of their affiliates will be required to approve the USA/Vivendi Universal transaction. Immediately following the consummation of the USA/Expedia merger, the former Expedia shareholders who have received USA securities in the merger will own between 14.5% and 15.9% of the outstanding USA voting stock that is not owned by Vivendi Universal, Liberty Media, Mr. Diller or any of their affiliates.

Q: WILL I BE ENTITLED TO VOTE ON THE USA/VIVENDI UNIVERSAL TRANSACTION?

A: If the USA/Expedia merger is consummated and you elected to receive USA securities in the merger and continue to hold those securities received as of the record date for the vote on the USA/Vivendi Universal transaction, you will be entitled to vote. Each share of USA common stock will be entitled to one vote per share and each share of USA preferred stock will be entitled to two votes per share. It is contemplated that USA will designate as the record date for the purpose of determining the USA stockholders entitled to vote on the USA/Vivendi Universal transaction a date following the anticipated date of the closing of the USA/Expedia merger.

Q: WHEN WILL THE USA/VIVENDI UNIVERSAL TRANSACTION OCCUR?

A: Because the transaction is subject to limited conditions, including USA stockholder approval, USA expects to complete the USA/Vivendi Universal transaction sometime during the spring of 2002, which is after the date we anticipate completing the USA/Expedia merger.

Q: IS THE RECORD DATE FOR THE RECONVENED EXPEDIA ANNUAL MEETING DIFFERENT FROM
    THE RECORD DATE FOR THE EXPEDIA ANNUAL MEETING?

A: No, the record date for the reconvened meeting continues to be October 15, 2001.

Q: WHAT DO I NEED TO DO NOW?

A: SEND IN YOUR PROXY CARD IF YOU HAVE NOT ALREADY DONE SO: If you already have delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote. If you are a registered holder as of the record date and you have not already delivered a properly executed proxy, or if you wish to change your vote, please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the reconvened annual meeting. If your shares are held in "street name" by your broker, and you have not already delivered a properly executed proxy, or wish to change your vote, you should instruct your broker how to vote your shares by following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted (which will have the effect of voting against the USA/Expedia merger).

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    SEND IN YOUR ELECTION FORM AND LETTER OF TRANSMITTAL AND EXPEDIA STOCK
    CERTIFICATES ONLY IF YOU HAVE NOT ALREADY DONE SO AND WANT TO RECEIVE USA SECURITIES IN THE USA/EXPEDIA MERGER OR IF YOU WANT TO REVOKE YOUR PREVIOUSLY MADE ELECTION: If you hold Expedia common stock and you wish to receive the package of USA securities in the merger, you must elect to exchange some or all of your shares of Expedia common stock for shares of Expedia Class B common stock in the recapitalization. If you have not already made your election, you must complete the election form and letter of transmittal included in the joint prospectus/proxy and information statement dated November 13, 2001 and submit the election form and letter of transmittal with the stock certificates covered by the election by the new election deadline of 5:00 p.m., eastern time, on February 4, 2002, the date the Expedia annual meeting will be reconvened.

    Please note that because Expedia will only issue a maximum of 37,500,000 shares of Expedia Class B common stock in the recapitalization, even if you make a valid election to receive Expedia Class B common stock, you may not receive shares of Expedia Class B common stock for all of the shares of Expedia common stock surrendered with the election form and letter of transmittal. You will, however, receive your proportional allocation, as further described in the joint prospectus/proxy and information statement previously mailed to you.

Q: WHAT IS THE DEADLINE FOR MAKING AN ELECTION TO EXCHANGE MY SHARES OF EXPEDIA
    COMMON STOCK FOR SHARES OF EXPEDIA CLASS B COMMON STOCK?

A: The deadline has been extended to 5:00 p.m., eastern time, on February 4, 2002, the date of the reconvened Expedia annual meeting. You can call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885, for the final average trading price of USA common stock during the ten-day pricing period that ends on the second trading day prior to the date of the reconvened annual meeting.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AND/OR REVOKE MY ELECTION?

A: You can change your vote by delivering a later-dated, signed proxy card to Expedia's secretary before the Expedia annual meeting is reconvened, or by attending the annual meeting and voting in person. You may change your election by delivering a later-dated, signed election form and letter of transmittal (together with Expedia stock certificates, or other documentation, as required) to Mellon Investor Services, the exchange agent for the USA/Expedia merger, prior to the new election deadline. If you revoke an earlier made election, your Expedia stock certificates will be returned to you by the exchange agent. If, however, you are an Expedia warrantholder or optionholder, you cannot revoke your exercise of the warrant or option. You can only revoke your election to exchange the shares of Expedia common stock that you receive upon exercise of your warrant or option for shares of Expedia Class B common stock.

Q: WHOM CAN I CALL WITH QUESTIONS OR TO REQUEST ADDITIONAL COPIES OF DOCUMENTS?

A: If you have any questions about the USA/Expedia merger or the USA/Vivendi
    Universal transaction, or would like copies of the joint prospectus/proxy and information statement or any of the other documents we refer to in this supplement, please call MacKenzie Partners, Inc., the proxy solicitor, at
    (800) 322-2885.

                     THE USA/VIVENDI UNIVERSAL TRANSACTION

    GENERAL

    On December 17, 2001, USA announced that it had entered into an agreement with Vivendi Universal pursuant to which USA would contribute the USA Entertainment Group to a joint venture with Vivendi Universal, which joint venture would also hold all of the businesses of Universal Studios Group.
Mr. Diller would be Chairman and chief executive officer of the joint venture as well as of USA. Upon consummation of the USA/Vivendi Universal transaction, the joint venture would be controlled by Vivendi Universal and its subsidiaries, with the common interests owned 93.06% by Vivendi Universal, 5.44% by USA and its affiliates and 1.5% by Mr. Diller. In exchange for its contribution, USA would receive:

    - approximately $1.62 billion in cash structured to be tax deferred for 15 years;

    - a $750 million face value Class A preferred interest in the joint venture, accreting at an annual rate of 5.0%, which preferred interest has a 20-year term and will be settled at maturity at its then face value for cash;

    - a $1.75 billion face value Class B preferred interest in the joint venture, accreting at an annual rate of 1.4% and providing for cumulative cash distributions at a rate of 3.6% per annum. The Class B preferred interest would be callable and puttable commencing on the 20th anniversary of completion of the USA/Vivendi Universal transaction for up to approximately 56.6 million shares of USA common stock and USA Class B common stock held by Vivendi Universal and its affiliates. At the election of Vivendi Universal, USA common stock to be received by USA pursuant to the put or call can be substituted with cash equal to the market value of such shares; and

    - a 5.44% common interest in the joint venture, which is generally callable by Vivendi Universal commencing on the 5th anniversary, and puttable by USA commencing on the eighth anniversary, of completion of the USA/Vivendi Universal transaction, in either case at an "appraised value" for cash or Vivendi Universal shares, at Vivendi Universal's election.

In addition, approximately 320.9 million shares of USANi LLC, a subsidiary of USA (which shares are exchangeable on a one-for-one basis into shares of USA common stock or USA Class B common stock and represent approximately 43.4% of USA's outstanding common stock, assuming full exchange of USA Class B common stock and exchangeable subsidiary equity, including USANi LLC), currently owned by Vivendi Universal or Liberty Media Corporation will be cancelled in connection with the transaction. As a result, and after giving effect to the exchange of the remaining shares of USANi LLC held by Liberty Media into shares of USA common stock, USANi LLC will be wholly owned by USA and its subsidiaries. USA has also agreed to issue to Vivendi Universal at the completion of the USA/Vivendi Universal transaction warrants to acquire 60,467,735 shares of USA Common Stock, comprised of (a) 24,187,094 warrants at an exercise price of $27.50, (b) 24,187,094 warrants at an exercise price of $32.50 and
(c) 12,093,547 warrants at an exercise price of $37.50. All of the warrants would have a term of ten years and would not be exercisable during the first six months after their issuance.

    USA AFTER THE USA/VIVENDI UNIVERSAL TRANSACTION

USA INTERACTIVE

    Upon completion of the USA/Vivendi Universal transaction, USA will be renamed "USA Interactive" and will be a leader in integrated interactivity focused on integrating interactive assets across multiple lines of business. USA's businesses will consist of Home Shopping Network (including

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HSN International and HSN Interactive), Ticketmaster (Nasdaq: TMCS), which operates Citysearch and Match.com, Hotel Reservations Network (Nasdaq: ROOM), Electronic Commerce Solutions, Styleclick (Nasdaq: IBUY), Precision Response Corporation, and following completion of the USA/Expedia merger, Expedia.

    After the completion of the USA/Vivendi Universal transaction, USA will no longer be engaged in the general entertainment businesses, and the transaction agreements include a noncompetition provision, for a specified period, regarding USA's participation in businesses similar to those being contributed to the joint venture. We describe these provisions in this supplement below under "--Corporate Governance--Agreement Not to Compete with the Joint Venture." USA's business will be primarily focused on its electronic commerce and interactive/information service businesses, and USA expects that it will actively seek to grow those businesses, including through acquisitions. Any such acquisitions could involve the issuance of additional USA securities or cash or a combination of securities and cash. In addition, as described in this supplement, following the completion of the USA/Vivendi Universal transaction, USA generally will no longer be required to obtain the consent of Vivendi Universal, Liberty Media or Mr. Diller as USA stockholders for any such acquisitions regardless of the size of such acquisitions. USA is continually reviewing, and often in discussions with third parties regarding, such possible growth opportunities, including transactions in the online and offline travel services and commerce-related areas. As previously disclosed in the joint prospectus/proxy and information statement, it is possible that such transactions would involve entities that compete with the businesses of Expedia.

    Following completion of the USA/Vivendi Universal transaction, USA will continue to be controlled by Mr. Diller, who will control between 68.1% and 68.4% of USA's voting power, including shares of USA common stock and Class B common stock held by Vivendi Universal, Liberty Media and their affiliates. However, there will be substantial changes to the governance and stockholders agreements among USA, Mr. Diller, Vivendi Universal and Liberty Media, as described below.

CORPORATE GOVERNANCE

    In connection with the USA/Vivendi Universal transaction, each of the Governance Agreement and the Stockholders Agreement, which agreements were entered into in 1997 in connection with USA's original acquisition of the television production and distribution businesses and cable networks of Universal Studios, have been amended and restated. The amended and restated agreements will generally be effective upon the closing of the USA/Vivendi Universal transaction. Each of the amended and restated agreements have been filed as exhibits to USA's amended registration statement of which this supplement is a part.

    AMENDED AND RESTATED GOVERNANCE AGREEMENT

    GENERAL. On December 16, 2001, USA, Vivendi Universal, Universal, Liberty Media and Mr. Diller entered into an Amended and Restated Governance Agreement (the "AMENDED AND RESTATED GOVERNANCE AGREEMENT"). The Amended and Restated Governance Agreement will be effective as of the completion of the USA/Vivendi Universal transaction and sets forth restrictions on the acquisition of additional equity securities of USA and other conduct restrictions, in each case applicable to Vivendi Universal and its affiliates. In addition, the Amended and Restated Governance Agreement governs Vivendi Universal's and Liberty Media's rights of representation on USA's Board of Directors and Liberty Media's and Mr. Diller's rights to approve certain actions by USA. If the USA/Vivendi Universal transaction does not occur, the Governance Agreement currently in effect will continue in place without change.

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    The Amended and Restated Governance Agreement eliminates preemptive rights held by Universal with respect to issuances of USA stock, but retains these rights for Liberty Media, as described in further detail below.

    RESTRICTIONS ON UNIVERSAL'S ACQUISITION OF ADDITIONAL EQUITY SECURITIES AND OTHER CONDUCT RESTRICTIONS. Under the Amended and Restated Governance Agreement, Vivendi Universal agrees that neither it nor its affiliates will acquire the beneficial ownership of any additional equity securities of USA until such time (the "TRIGGER DATE") that the equity securities beneficially owned by Vivendi Universal and its affiliates represent less than 20% of the total equity securities of USA. Following the Trigger Date, Vivendi Universal will not acquire beneficial ownership of any additional equity securities of USA if following such acquisition Vivendi Universal and its affiliates would beneficially own equity securities that represent more than 20% of the total equity securities of USA. Notwithstanding any of the foregoing, Vivendi Universal and its affiliates may continue to beneficially own any shares of USA common stock currently owned by them and any shares of USA common stock issuable upon exercise of their USA equity securities. These restrictions will cease to apply upon the later of (a) the "CEO Termination Date" (as defined in the Amended and Restated Governance Agreement) or the date Mr. Diller becomes disabled and (b) the date following which Vivendi Universal ceases to have the right to appoint a director to the Board of Directors of USA.

    During the same period, Vivendi Universal and its affiliates have agreed not to: (a) act, alone or in concert with others, to seek to affect or influence the management, business or operations of USA; (b) enter into any kind of arrangement (E.G., a voting trust) with respect to the voting of equity securities of USA; (c) propose any merger or other business combination involving USA, PROVIDED that discussions to that effect are not prohibited if Mr. Diller participates; (d) make or participate in a solicitation of proxies to vote equity securities in USA; (e) act, alone or in concert with others, for the purpose of acquiring voting or selling equity securities in USA, or (f) request any amendment to or waiver of any of these covenants.

    Except in connection with open market transactions, Vivendi Universal and its affiliates are not entitled to transfer to any single third party transferee, in the aggregate, 10% or more of the total equity securities of USA, unless Vivendi Universal and its affiliates cause such third party transferee to agree to the acquisition and conduct restrictions described above.

    REPRESENTATION ON THE BOARD OF DIRECTORS AND CEO. Under the terms of the Amended and Restated Governance Agreement, immediately following the completion of the USA/Vivendi Universal transaction:

    - the Board of Directors of USA will include the following Liberty Media designees: John C. Malone, Chairman of the Board of Directors of Liberty Media, and Robert R. Bennett, President and Chief Executive Officer of Liberty Media; and the following Vivendi Universal designees: Jean-Marie Messier, Chairman and Chief Executive Officer of Vivendi Universal, and Philippe Germond, Chairman and Chief Executive Officer of Cegetel;

    - each of Liberty Media and Vivendi Universal will have the right to nominate up to two directors so long as the number of equity securities beneficially owned by it and its affiliates is at least equal to 75% of the number of equity securities beneficially owned by it and its affiliates immediately following the completion of the USA/Vivendi Universal transaction (so long as its and its affiliates ownership percentage is at least equal to the lesser of (x) 15% of the total equity securities of USA and (y) the percentage that is five percentage points less than the percentage of the total equity securities beneficially owned by it and its affiliates immediately following the completion of the USA/Vivendi Universal transaction);

    - Liberty Media and Vivendi Universal each will have the right to nominate one director so long as it and its affiliates beneficially own a number of equity securities at least equal to 50% of the

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      number of the equity securities beneficially owned by them immediately following the completion of the USA/Vivendi Universal transaction (so long as the ownership percentage of it and its affiliates is at least equal to, in the case of Liberty Media, 5% and, in the case of Vivendi Universal, 10% of the total equity securities of USA); and

    - USA will use reasonable best efforts to cause one of Liberty Media's designees to be a member of a committee of USA's Board of Directors and, to the extent the person designated by Liberty Media qualifies as a member of the Compensation Committee of USA's Board of Directors under applicable tax and securities laws and regulations, USA will seek to have such person appointed to the Compensation Committee.

    USA has agreed to cause each director that Vivendi Universal or Liberty Media nominates, as the case may be, to be included in the slate of nominees recommended by the Board of Directors to USA's stockholders for election as directors at each annual meeting of the stockholders of USA and will use all reasonable efforts to cause the election of each such director including soliciting proxies in favor of the election of such persons.

    CONTINGENT MATTERS. The Amended and Restated Governance Agreement eliminates "fundamental matters," which were a list of actions that USA could not take without the prior written consent of Vivendi Universal, Liberty Media and Mr. Diller. As part of the USA/Vivendi Universal transaction, Vivendi Universal surrendered its consent right and each of Liberty Media and Mr. Diller have agreed to a significantly limited number of actions that require their prior consent before USA may take such action. Specifically, USA has agreed that neither USA nor its affiliates will take the following actions ("CONTINGENT MATTERS") without the prior approval of both Liberty Media and Mr. Diller:

    - any transaction not in the ordinary course of business, launching new or additional channels or engaging in any new field of business which will result in or is reasonably likely to result in such stockholder's being required under law to divest itself of all or any part of its USA securities, or any material assets or render any such ownership illegal or subject such stockholder to any fines, penalties or material additional restrictions or limitations, based only on the equity securities of USA or other material assets Liberty Media or Mr. Diller or any of their respective affiliates hold as of the completion of the USA/Vivendi Universal transaction; or

    - if USA's Total Debt Ratio (as defined in the Amended and Restated Governance Agreement) equals or exceeds 4:1 over a twelve-month period, then (and only then) the following become additional Contingent Matters (currently "Fundamental Matters" requiring the approval of Liberty Media, Vivendi Universal and Mr. Diller under all circumstances under the Governance Agreement as currently in effect),

       -- any combination of the following, in any case, in one transaction or a series of transactions during a six-month period, with a value of 10% or more of the market value of USA's outstanding equity securities at the time of such transaction:

           (A) acquiring or disposing (including pledges) of any assets or business;

           (B) granting or issuing any debt or equity securities of USA or any of its subsidiaries other than as contemplated by, among other things, existing agreements between USA, Vivendi Universal and Liberty Media;

           (C) redeeming, repurchasing or reacquiring any debt or equity securities of USA or any of its subsidiaries other than as contemplated by, among other things, existing agreements between USA, Vivendi Universal and Liberty Media; or

           (D) incurring any indebtedness;

       -- voluntarily commencing any liquidation, dissolution or winding up of USA or any material subsidiary;

       -- making any material amendments to the certificate of incorporation or bylaws of USA;

       -- engaging in any line of business other than media, communications and entertainment products, services and programming, and electronic retailing, or other businesses engaged in by USA as of the date of determination of the Total Debt Ratio;

       -- adopting any stockholder rights plan (or any other plan or arrangement that could reasonably be expected to disadvantage any stockholder on the basis of the size or voting power of its shareholding) that would adversely affect Liberty Media or Mr. Diller; or

       -- entering into any agreement with any holder of USA's equity securities in such stockholder's capacity as such which grants such stockholder with approval rights similar in type and magnitude to the Contingent Matters provisions of the Amended and Restated Governance Agreement.

    Liberty Media's right to approve Contingent Matters continues so long as Liberty Media beneficially owns at least two-thirds of the number of equity securities of USA beneficially owned by it immediately after the completion of the USA/Vivendi Universal transaction. Mr. Diller's right to approve Contingent Matters continues so long as Mr. Diller beneficially owns 20,000,000 shares of USA common stock (including options to purchase USA common stock, whether or not then exercisable), the CEO Termination Date has not occurred and Mr. Diller has not become disabled.

    LIBERTY MEDIA'S PREEMPTIVE RIGHTS. Liberty Media (but not Vivendi Universal) will continue to have certain preemptive rights that entitle it to purchase or cause one of its affiliates to purchase for cash a number of shares so that Liberty Media shall maintain the identical percentage equity beneficial ownership in USA that Liberty Media owned immediately prior to that issuance.

    REGISTRATION RIGHTS. Vivendi Universal, Liberty Media and Mr. Diller will continue to be entitled to customary registration rights with respect to shares of USA common stock (and in the case of Vivendi Universal, warrants to acquire USA common stock) owned by them as of the completion of the USA/Vivendi Universal transaction or acquired from USA in the future. Vivendi Universal, Liberty Media and Mr. Diller will be entitled to demand registration rights but no more than four in the case of Vivendi Universal and its affiliates, four in the case of Liberty Media, and three in the case of Mr. Diller. The costs of such registration will be paid by USA. USA will not be required to register shares if a stockholder would be permitted to sell the shares in the quantities proposed to be sold at the time in one transaction under Rule 144 of the Securities Act or under another comparable exemption from registration.

    TERMINATION OF AMENDED AND RESTATED GOVERNANCE AGREEMENT. Unless otherwise provided in the agreement, the Amended and Restated Governance Agreement terminates:

    - as to Vivendi Universal at the time that it no longer beneficially owns at least 5% of the total equity securities of USA;

    - as to Liberty Media at the time that it no longer beneficially owns at least 5% of the total equity securities of USA; and

    - as to Mr. Diller at the time that the CEO Termination Date has occurred or the time he becomes disabled.

    AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

    GENERAL. On December 16, 2001, Vivendi Universal, Universal, Liberty Media and Mr. Diller entered into an Amended and Restated Stockholders Agreement (the "AMENDED AND RESTATED STOCKHOLDERS AGREEMENT"), which will become effective at the completion of the USA/Vivendi Universal transaction and supersede the Stockholders Agreement among Universal, Liberty Media, Mr. Diller and Seagram, dated as of October 19, 1997. If the USA/Vivendi Universal transaction does not occur, the Stockholders Agreement currently in effect will continue in place without change.

    CORPORATE GOVERNANCE.   Vivendi Universal, Liberty Media and Mr. Diller each
have agreed to vote against any Contingent Matter not approved by Mr. Diller and Liberty Media. Vivendi Universal, Liberty Media and Mr. Diller have also agreed to vote all USA securities over which they have voting control in favor of the respective designees of Vivendi Universal and Liberty Media to USA's Board of Directors.

    Each of Vivendi Universal and Liberty Media will continue to grant to Mr. Diller an irrevocable proxy with respect to all USA securities owned by Vivendi Universal and Liberty Media for all matters, except, with respect to the proxy granted by Liberty Media, for Contingent Matters to which Liberty Media has not consented. The proxy will generally remain in effect until the earlier of the CEO Termination Date (as defined in the Amended and Restated Stockholders Agreement) or the date that Mr. Diller becomes disabled, PROVIDED that Mr. Diller still owns at least 20,000,000 shares of USA common stock (including options).

    RESTRICTIONS ON TRANSFERS. Until the earlier of the CEO Termination Date or such date that Mr. Diller becomes disabled, subject to the other provisions of the Amended and Restated Stockholders Agreement, neither Liberty Media nor
Mr. Diller can transfer shares of USA common stock or USA Class B common stock, other than:

    - transfers by Mr. Diller to pay taxes relating to certain USA incentive compensation and stock options;

    - transfers to each party's respective affiliates;

    - certain pledges relating to financings; and

    - transfers of options or USA's stock in connection with "cashless exercises" of Mr. Diller's options.

These restrictions are subject to a number of exceptions (which exceptions are generally subject to the rights of first refusal as described below):

    - either stockholder may transfer shares of USA common stock or USA Class B common stock to an unaffiliated third party or Vivendi Universal subject to tag-along rights described below;

    - either stockholder may transfer USA common stock or USA Class B common stock so long as, in the case of Mr. Diller, he continues to beneficially own at least 4,400,000 shares of USA common stock or USA Class B common stock (including stock options) and, in the case of Liberty Media, Liberty Media continues to beneficially own 4,000,000 shares of USA securities, and in the case of a transfer of an interest in or shares of USA common stock or USA Class B common stock held by the BDTV entities (which are entities in which the economic interests are held by Liberty Media and the voting interests are held by Mr. Diller), after such transfer, Liberty Media and Mr. Diller collectively control 50.1% of the total voting power of USA; or

    - either stockholder may transfer USA stock so long as it complies with the requirements of Rule 144 or Rule 145 and, in the case of a transfer of an interest in or shares of USA common stock or USA Class B common stock held by the BDTV Entities, after such transfer, Liberty Media and Mr. Diller collectively control 50.1% of the total voting power of USA.

    TAG-ALONG RIGHTS AND RIGHTS OF FIRST REFUSAL. Mr. Diller and Liberty Media are entitled to a right to "tag-along" (I.E., participate on a pro rata basis) on sales of USA common stock or USA Class B common stock by the other to any third party. Liberty Media's tag-along right will not be triggered in case of
(a) sales by Mr. Diller of an aggregate of not more than 4,000,000 USA shares within any rolling 12-month period, (b) transfers by Mr. Diller to pay taxes relating to certain USA incentive compensation and stock options or transfers in connection with "cashless exercises" of Mr. Diller's options, (c) market sales or (d) sales and transfers when Mr. Diller is no longer CEO.

    Mr. Diller has a right of first refusal with respect to sales by Universal and its affiliates of USA shares. Such right will not be triggered in case of
(a) transfers between affiliates of Vivendi Universal, (b) market sales, in aggregate, of not more than 1,000,000 USA shares within any rolling 12-month period, and (c) transfers of an aggregate of not more than 4,000,000 USA shares within any rolling 12-month period. Liberty Media also has a substantially similar right of first refusal on the sales of USA shares by Vivendi Universal and its affiliates, subject to Mr. Diller's right of first refusal.

    Each of Mr. Diller and Liberty Media is entitled to a right of first refusal in the case of a transfer by the other of USA shares to a third-party unless
(a) such third-party is an affiliate of the selling stockholder, (b) not more than 4,000,000 USA shares in aggregate are transferred within any rolling 12-month period or (c) not more than 1,000,000 USA shares are transferred within any rolling 12-month period through market sales.

    TRANSFERS OF SHARES OF USA CLASS B COMMON STOCK. If a party to the Amended and Restated Stockholders Agreement proposes to transfer shares of USA Class B Common Stock, the other parties are entitled to swap any shares of USA common stock they own for those shares, Mr. Diller having the priority over Liberty Media in case of transfers made by Vivendi Universal. To the extent there remain shares of USA Class B common stock that the selling stockholder would otherwise transfer to a third party, those shares must be converted into shares of USA common stock prior to the transfer. This restriction does not apply to, among other transfers, transfers among the parties and their affiliates.

    TERMINATION OF AMENDED AND RESTATED STOCKHOLDERS AGREEMENT. Vivendi Universal's rights and obligations under the Amended and Restated Stockholders Agreement generally terminate at such time as Vivendi Universal no longer beneficially owns at least 5% of the total equity securities of USA.

    Mr. Diller's and Liberty Media's rights under the Amended and Restated Stockholders Agreement generally terminate at such time as, in the case of Mr. Diller, he no longer beneficially owns at least 4,400,000 USA shares and, in the case of Liberty Media, 4,000,000 USA shares. Liberty Media's tag-along rights terminate at such time as it and its affiliates cease to beneficially own at least 5% of the outstanding USA shares.

    Mr. Diller's rights under the Amended and Restated Stockholders Agreement generally terminate if the CEO Termination Date has occurred or if Mr. Diller has become disabled.

    AGREEMENT NOT TO COMPETE WITH THE JOINT VENTURE

    In connection with the USA/Vivendi Universal transaction, each of USA and Mr. Diller agreed, following the completion of the USA/Vivendi Universal transaction, not to compete with the joint venture on the following terms:

    - subject to certain exceptions, USA may not engage in the "Business," as described below, acquire any interest in any person engaged in the Business, solicit, recruit or hire employees of the joint venture or the businesses being contributed to the joint venture or solicit or encourage employees of the joint venture or the businesses being contributed to the joint venture to leave their employment, in each case, for a period commencing with the completion of the USA/Vivendi Universal transaction through the later of (1) 18 months from the completion of the USA/Vivendi Universal transaction and (2) six months after the date that Mr. Diller ceases to be the chief executive officer of the joint venture; PROVIDED that the restrictions will cease to apply if at any time after 18 months from the completion of the USA/Vivendi Universal transaction Mr. Diller ceases to be the chief executive officer or another officer of USA but remains the chief executive officer of the joint venture or Mr. Diller resigns as chief executive officer of the joint venture for "good reason" or is terminated without "cause," each as defined in the transaction agreement; and

    - subject to certain exceptions, Mr. Diller may not engage in the Business, acquire any interest in any person engaged in the Business, solicit, recruit or hire employees of the joint venture or the businesses being contributed to the joint venture or solicit or encourage employees of the joint venture or the businesses being contributed to the joint venture to leave their employment, in each case, for a period commencing with the completion of the USA/Vivendi Universal transaction through the earlier of
      (1) the later of 18 months from the completion of the USA/Vivendi Universal transaction and six months after the date that Mr. Diller ceases to be the chief executive officer of the joint venture and (2) three years after the completion of the USA/Vivendi Universal transaction; PROVIDED that the restrictions will cease to apply if at any time after 18 months from the completion of the USA/Vivendi Universal transaction Mr. Diller resigns as chief executive officer of the joint venture for "good reason" or is terminated without "cause".

    For purposes of the non-compete, the "Business" is defined to mean the operation, programming or delivery of any general or genre-based entertainment television channel (irrespective of how such channel is delivered to the customer, including delivery by cable, satellite, the internet or other technologies), the production and distribution of entertainment television programming and feature films and any other business to be contributed to the partnership as of the completion of the USA/Vivendi Universal transaction, including any reasonably foreseeable entertainment-focused extensions of such businesses after the closing date that are programming or film-oriented, other than in a transactional context. The term "Business" expressly does not include, however, (1) television channels (irrespective of how such channel is delivered to the customer, including delivery by cable, satellite, the internet or other technologies) which are consumer transaction-oriented, such as Home Shopping Network, America's Store and USA's planned travel network or which provide informational services which lend themselves to commerce (such as Travel Channel, Home & Garden Television, the Food Network, and Do It Yourself) or which otherwise serve as a means of introducing, starting or promoting transactional services, including transaction-oriented television channels whose primary focus is the provision of electronic retailing, auction services or gaming/gambling services or (2) electronic commerce and retailing, information and services.

    CORPORATE OPPORTUNITIES

    The USA/Vivendi Universal transaction agreements also include provisions relating to corporate opportunities that govern the relationship of USA and its officers and directors, on the one hand, and the joint venture and its affiliates, on the other hand. These corporate opportunity provisions are substantially similar to those contained in the proposed Amended and Restated Articles of Incorporation of Expedia, which are described under "Proposal
No. 2--Amendment and Restatement of Expedia's Articles of Incorporation--Conduct of Certain Affairs of Expedia--Corporate Opportunity" in the joint prospectus/proxy and information statement, except that they are subject to USA's and Mr. Diller's agreement not to compete with the joint venture as described immediately above.

    USA has filed the transaction agreements relating to the USA/Vivendi Universal transaction as exhibits to its Form 8-K filed on December 18, 2001. See "Where You Can Find More Information" to obtain copies of these agreements.

    WE ARE NOT SOLICITING YOUR VOTE ON THE USA/VIVENDI UNIVERSAL TRANSACTION, NOR IS THE CONSUMMATION OF THE USA/EXPEDIA MERGER CONDITIONED UPON THE CONSUMMATION OF THE USA/VIVENDI UNIVERSAL TRANSACTION. IF THE USA/EXPEDIA MERGER IS CONSUMMATED AND YOU ELECT TO RECEIVE THE PACKAGE OF USA SECURITIES, AND YOU CONTINUE TO HOLD YOUR USA SHARES AS OF THE RECORD DATE TO BE ESTABLISHED IN THE FUTURE FOR DETERMINING THE USA STOCKHOLDERS ENTITLED TO VOTE ON THE USA/VIVENDI UNIVERSAL TRANSACTION, YOU, AS A STOCKHOLDER OF USA, WILL RECEIVE MORE DETAILED INFORMATION, INCLUDING A PROXY STATEMENT SOLICITING YOUR VOTE, FROM USA IN ORDER TO EVALUATE YOUR VOTING DECISION WITH RESPECT TO THE USA/VIVENDI UNIVERSAL TRANSACTION.

         OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTIONS

    In addition to the interests of officers and directors described in the joint prospectus/proxy and information statement dated November 13, 2001, since the joint prospectus/proxy and information statement was mailed to you, the Compensation Committee of USA granted options to acquire USA common stock, which included grants to Expedia executives. Specifically, USA granted, effective upon completion of the USA/Expedia merger, to Messrs. Barton, Stanger, Bishop, Breakwell and Slyngstad options to acquire 100,000, 70,000, 30,000, 30,000 and 30,000 shares of USA common stock, respectively. USA also granted, effective upon completion of the USA/Expedia merger, options to acquire 30,000 shares of USA common stock to each of four other executive officers of Expedia. All of the options will vest in four equal installments on the first four anniversaries of the closing, and the per share exercise price of each option will be the closing sales price of USA common stock on the last market trading day prior to completion of the merger.

                           OTHER RECENT DEVELOPMENTS

    On December 21, 2001, Expedia and Microsoft Corporation entered into a second amended and restated services agreement whereby Microsoft will continue to provide Expedia with specified administrative and operational services. The material terms of this second amended and restated services agreement are as described in the joint prospectus/proxy and information statement dated November 13, 2001 under "Proposal No. 4--Election of Expedia Directors."

                      WHERE YOU CAN FIND MORE INFORMATION

    USA and Expedia file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.              2333 Broadway           Citicorp Center, Suite 1400
          Room 1024              New York, New York 10279        500 West Madison Street
   Washington, D.C. 20549                                     Chicago, Illinois 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at www.sec.gov.

    This joint prospectus/proxy and information statement supplement is part of a Registration Statement on Form S-4, as amended by post-effective Amendment
No. 2, filed by USA to register with the SEC the USA common stock, USA preferred stock and USA warrants to be issued in the merger. This joint prospectus/proxy and information statement supplement is also part of a Registration Statement on Form S-4, as amended by post-effective Amendment No. 1, filed by Expedia to register with the SEC the Expedia Class B common stock to be issued in the recapitalization and the Expedia warrants to be issued in the merger.

    As allowed by SEC rules, this supplement does not contain all the information you can find in the Registration Statements or the exhibits to the Registration Statements.

    The SEC allows us to "incorporate by reference" information into this supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this supplement, except for any information superseded by information contained directly in this supplement. This supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

USA SEC FILINGS
(FILE NO. 0-20570)                             PERIOD/FILING DATE

Annual Report on Form 10-K                     Year ended December 31, 2000

Quarterly Reports on Form 10-Q                 Quarters ended March 31, 2001, June 30, 2001
                                               and September 30, 2001

Current Reports on Form 8-K                    Filed on January 10, 2001, February 1, 2001,
                                               March 6, 2001, April 25, 2001, June 6, 2001,
                                               June 7, 2001, June 27, 2001, July 16, 2001,
                                               July 23, 2001, July 25, 2001, September 18,
                                               2001, October 2, 2001, October 24, 2001,
                                               October 30, 2001, October 31, 2001, two
                                               filed on November 9, 2001, December 5, 2001,
                                               December 17, 2001, December 18, 2001 and
                                               January 8, 2002

Proxy Statement                                Filed on April 9, 2001

EXPEDIA SEC FILINGS
(FILE NO. 000-27429)

Annual Report on Form 10-K and Form 10-K/A     Year ended June 30, 2001

Quarterly Reports on Form 10-Q                 Quarter ended September 30, 2001

Current Reports on Form 8-K                    Filed on July 19, 2001, July 27, 2001,
                                               October 23, 2001 and December 12, 2001

    USA and Expedia also incorporate by reference into this supplement additional documents that may be filed with the SEC from the date of this supplement to the date of the reconvened Expedia annual meeting. These include period reports, such as annual reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    USA has supplied all information contained or incorporated by reference in this supplement relating to USA. Expedia has supplied all such information relating to Expedia and Microsoft has supplied all such information relating to Microsoft.

    If you are an Expedia or USA shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or through the SEC's website as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this supplement. Shareholders may obtain documents incorporated by reference in this supplement by requesting them in writing or by telephone from the proxy solicitor or the appropriate company at the following addresses:

             USA Networks, Inc.                                Expedia, Inc.
            152 West 57th Street                     13810 SE Eastgate Way, Suite 400
          New York, New York 10019                      Bellevue, Washington 98005
             Tel: (212) 314-7300                            Tel: (425) 564-7200
       Attention: Corporate Secretary                 Attention: Corporate Secretary

                       [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                               New York, NY 10010
                            (212) 929-5500 (collect)
                           (800) 322-2885 (toll-free)

    If you would like to request documents from us, please do so by January 28, 2002 to receive them before the Expedia annual meeting is reconvened.

    IF YOU ARE AN EXPEDIA SHAREHOLDER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THE JOINT PROSPECTUS/PROXY AND INFORMATION STATEMENT AND THIS SUPPLEMENT TO VOTE ON THE USA/EXPEDIA MERGER AND TO DECIDE WHETHER OR NOT TO MAKE AN ELECTION. INFORMATION CONTAINED ON THE WEBSITES OF USA AND/OR EXPEDIA IS NOT INCORPORATED IN THIS SUPPLEMENT, NOR SHOULD YOU RELY ON ANY INFORMATION CONTAINED THEREON TO DETERMINE HOW TO VOTE ON THE USA/EXPEDIA MERGER AND/OR WHETHER OR NOT TO MAKE AN ELECTION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS SUPPLEMENT. THIS SUPPLEMENT IS DATED JANUARY 14, 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF USA COMMON STOCK, USA PREFERRED STOCK, USA WARRANTS, EXPEDIA CLASS B COMMON STOCK OR NEW EXPEDIA WARRANTS IN THE RECAPITALIZATION OR THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and financial statement schedule of USA as set forth in their report, included in USA Networks, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this joint prospectus/proxy and information statement supplement. USA's consolidated financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The consolidated financial statements and the related financial statement schedule incorporated in this joint prospectus/proxy and information statement supplement by reference from Expedia, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This joint prospectus/proxy and information statement supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for stock of USA and Expedia and other matters. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, in each case relating to USA and Expedia, wherever they occur in this supplement, are necessarily estimates reflecting the best judgement of the senior management of USA and Expedia, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefor, be considered in light of various important factors, including those set forth in this supplement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

    - material adverse changes in economic conditions generally or in the markets served by our companies;

    - a significant delay in the expected closing of the transactions;

    - material changes in inflation;

    - future regulatory and legislative actions affecting our companies' operating areas;

    - competition from others;

    - product demand and market acceptance;

    - the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

    - the ability to expand into and successfully operate in foreign markets;
      and

    - obtaining and retaining skilled workers and key executives.

    The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this supplement and other documents incorporated in this supplement by reference, including, but not limited to, the December 31, 2000 Annual Report on Form 10-K of USA, including any amendments, and the June 30, 2001 Annual Report on Form 10-K of Expedia, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this supplement. Neither USA nor Expedia undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this supplement or to reflect the occurrence of unanticipated events.

                         INDEX TO FINANCIAL INFORMATION

                                                                PAGE
                                                              --------
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  Selected Historical Financial Information.................     F-2

  Selected Pro Forma Combined Condensed Financial
    Information.............................................     F-5

  Unaudited Comparative Per Share Data......................     F-7

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  Pro Forma Combined Condensed Financial Information (Giving
    Effect to the USA/Expedia Merger).......................    F-10

  Pro Forma Combined Condensed Financial Information (Giving
    Effect to the USA/Expedia Merger and the USA/Vivendi
    Universal Transaction)..................................    F-15

  Notes to Unaudited Pro Forma Combined Condensed Financial
    Statements..............................................    F-21

USA NETWORKS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS AS OF AND FOR THE QUARTER ENDED
  SEPTEMBER 30, 2001

  Unaudited Condensed Consolidated Statements of
    Operations..............................................    F-23

  Unaudited Condensed Balance Sheets........................    F-24

  Unaudited Condensed Statements of Stockholders' Equity....    F-26

  Unaudited Condensed Consolidated Statements of Cash
    Flows...................................................    F-27

  Notes to Condensed Consolidated Financial Statements......    F-28

EXPEDIA, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS AS OF AND FOR THE QUARTER ENDED
  SEPTEMBER 30, 2001

  Unaudited Condensed Consolidated Statements of Operations
    and Comprehensive Loss..................................    F-38

  Unaudited Condensed Balance Sheets........................    F-39

  Unaudited Condensed Statements of Stockholders' Equity....    F-40

  Unaudited Condensed Consolidated Statements of Cash
    Flows...................................................    F-41

  Notes to Condensed Consolidated Financial Statements......    F-42

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    SELECTED HISTORICAL FINANCIAL INFORMATION

USA

    In the table below, USA provides you with selected historical consolidated financial data of USA. USA prepared this information using the consolidated financial statements of USA for each of the years in the five-year period ended December 31, 2000 and for the nine-month periods ended September 30, 2001 and 2000. The financial statements for each of the five years in the period ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the nine-month periods ended September 30, 2001 and 2000 have not been audited. USA has not declared any cash dividends on USA common stock.

    When you read the selected historical financial information, you should consider reading along with it the historical financial statements and accompanying notes that USA has included in its December 31, 2000 Annual Report on Form 10-K. You can obtain this report by following the instructions we provide under "Where You Can Find More Information" on page 12.

    As used in this document, the term "EBITDA" refers to net income plus
(1) extraordinary items and cumulative effect of accounting changes,
(2) provision for income taxes, (3) interest expense, (4) depreciation and amortization, (5) minority interest and (6) amortization of non-cash distribution and marketing expense and non-cash compensation expense. EBITDA is presented because USA believes it is a widely accepted indicator of its ability to service debt as well as a valuation methodology for companies in the media, entertainment and communication industries. EBITDA should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with generally accepted accounting principles. EBITDA may not be comparable to calculations of similarly titled measures presented by other companies.

                                                                                                               NINE MONTHS
                                                         YEARS ENDED DECEMBER 31,                          ENDED SEPTEMBER 30,
                                     ----------------------------------------------------------------   -------------------------
                                      1996(1)      1997(2)     1998(3)(4)     1999(5)       2000(6)        2000         2001(7)
                                     ----------   ----------   -----------   ----------   -----------   -----------   -----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Net revenues.....................  $   36,361   $1,377,145   $ 2,759,896   $3,371,745   $ 4,601,492   $ 3,285,634   $ 3,943,457
  Operating profit (loss)..........        (564)     105,753       249,904      269,914        56,326       162,127       195,123
  Earnings (loss) from continuing
    operations.....................      (1,572)      34,209        63,892       16,515       (88,588)      (26,291)      (68,104)
  Earnings (loss) before cumulative
    effect of accounting change....      (6,539)      13,061        76,894      (27,631)     (147,983)      (67,698)      449,743
  Net earnings (loss)..............      (6,539)      13,061        76,894      (27,631)     (147,983)      (67,698)      440,556
  Basic earnings (loss) per common
    share from continuing
    operations(8)..................       (0.04)        0.16          0.22         0.05         (0.25)        (0.07)        (0.18)
  Diluted earnings (loss) per
    common share from continuing
    operations(8)..................       (0.04)        0.15          0.19         0.04         (0.25)        (0.07)        (0.18)
  Basic earnings (loss) per common
    share before cumulative effect
    of accounting change(8)........       (0.15)        0.06          0.27        (0.08)        (0.41)        (0.19)         1.21
  Diluted earnings (loss) per
    common share before cumulative
    effect of change of accounting
    change(8)......................       (0.15)        0.06          0.21        (0.08)        (0.41)        (0.19)         0.70
  Basic net earnings (loss) per
    common share(8)................       (0.15)        0.06          0.27        (0.08)        (0.41)        (0.19)         1.18
  Diluted net earnings (loss) per
    common share(8)................       (0.15)        0.06          0.21        (0.08)        (0.41)        (0.19)         0.69
BALANCE SHEET DATA (END OF PERIOD):
  Working capital (deficit)........  $  (24,444)  $   60,941   $   443,408   $  381,046   $   602,588   $   515,666   $ 1,247,221
  Total assets.....................   2,116,232    2,670,796     8,316,190    9,233,227    10,473,870    10,611,093    11,687,907
  Long-term obligations, net of
    current maturities.............     271,430      448,346       775,683      574,979       552,501       572,449       545,584
  Minority interest................     356,136      372,223     3,633,597    4,492,066     4,817,137     4,941,036     4,943,105
  Stockholders' equity.............   1,158,749    1,447,354     2,571,405    2,769,729     3,439,871     3,501,933     3,993,871

                                                                                                               NINE MONTHS
                                                         YEARS ENDED DECEMBER 31,                          ENDED SEPTEMBER 30,
                                     ----------------------------------------------------------------   -------------------------
                                      1996(1)      1997(2)     1998(3)(4)     1999(5)       2000(6)        2000         2001(7)
                                     ----------   ----------   -----------   ----------   -----------   -----------   -----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:
Net cash provided by (used in)
  Operating activities.............  $    8,198   $   60,363   $   256,929   $  401,577   $   372,507   $   302,278   $   479,647
  Investing activities.............       1,545      (83,043)   (1,201,912)    (413,968)     (524,556)     (362,501)      163,039
  Financing activities.............      16,308      105,156     1,297,654       55,948        58,346        57,810        64,334
  Net cash used in discontinued
    operations.....................       2,585        9,041       (20,488)     (66,260)      (82,563)      (54,382)      (48,058)
  Effect of exchange rate
    changes........................          --           --        (1,501)        (123)       (2,687)       (4,133)       (3,426)
  EBITDA...........................       2,295      198,372       496,612      627,745       809,491       567,885       676,881

------------------------------

(1) The consolidated statement of operations data include the operations of Savoy Pictures Entertainment, Inc. and Home Shopping Network, Inc. since their acquisition by USA on December 19, 1996 and December 20, 1996, respectively. Prior to USA's acquisition of USA Networks, referred to as Networks, which consisted of USA Network and The Sci-Fi Channel cable televisions networks, and the domestic television production and distribution business of Universal Studios, Inc., referred to as Studios USA, the assets of Home Shopping Network, Inc. consisted principally of USA's retail sales programs, Home Shopping Network and America's Store.

(2) The consolidated statement of operations data include the operations of Ticketmaster since the acquisition by USA of its controlling interest in Ticketmaster on July 17, 1997.

(3) The consolidated statement of operations data include the operations of Networks and Studios USA since the acquisition by USA from Universal on February 12, 1998 and CitySearch since its acquisition by USA on September 28, 1998.

(4) Net earnings for the year ended December 31, 1998 include a pre-tax gain of $74.9 million related to USA's sale of its Baltimore television station during the first quarter of 1998 and a pre-tax gain of $109.0 million related to the CitySearch transaction during the fourth quarter of 1998.

(5) The consolidated statement of operations data include the operations of Hotel Reservation Network, referred to as Hotel Reservations, since its acquisition by USA on May 10, 1999 and the operations of October Films and the domestic film distribution and development business of Universal, which was previously operated by Polygram Filmed Entertainment, referred to as USA Films, since their acquisition by USA on May 28, 1999. Net earnings for the year ended December 31, 1999 includes a pre-tax gain of $89.7 million related to the sale of securities.

(6) Includes a pre-tax gain of $104.6 million related to the Styleclick transaction, a pre-tax gain of $3.7 million related to the HRN initial public offering, and a pre-tax charge of $145.6 million related to impairment of Styleclick goodwill.

(7) Includes a gain of $517.8 million related to the sale of capital stock of certain USA Broadcasting subsidiaries and an after-tax expense of $9.2 million related to the cumulative effect of adoption SOP 00-2, Accounting By Producers or Distributors of Films.

(8) Earnings (loss) per common share data and shares outstanding retroactively reflect the impact of two-for-one stock splits of USA's Common Stock and USA Class B common stock paid on February 24, 2000 and March 26, 1998. All share numbers give effect to such stock splits.

EXPEDIA
    In the table below, Expedia provides you with selected historical consolidated financial data of Expedia. Expedia prepared this information using the consolidated financial statements of Expedia for each of the fiscal years in the five-year period ended June 30, 2001 and for the three-month periods ended September 30, 2001 and 2000. The financial statements for each of the fiscal years in the five year period ended June 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors. The financial statements for the three-month periods ended September 30, 2001 and 2000 have not been audited. Expedia has not declared any dividends on Expedia common stock.
    When you read the selected historical financial information, you should consider reading along with it the historical financial statements and accompanying notes that Expedia has included in its June 30, 2001 Annual Report on Form 10-K and the September 30, 2001 Quarterly Report on Form 10-Q. You can obtain this report by following the instructions we provide under "Where You Can Find More Information" on page 12.

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                      YEARS ENDED JUNE 30,                       SEPTEMBER 30
                                                      -----------------------------------------------------   -------------------
                                                        1997       1998       1999       2000        2001       2000       2001
                                                      --------   --------   --------   ---------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                      ---------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
  Agency revenues...................................  $  1,715   $  6,866   $ 24,677   $  59,534   $122,987   $ 21,646   $ 39,279
  Merchant revenues.................................        --         --         --      10,912     64,548     12,335     34,102
  Advertising and other revenues....................     1,027      6,961     14,022      24,185     34,685      8,124      6,097
                                                      --------   --------   --------   ---------   --------   --------   --------
  Revenues..........................................     2,742     13,827     38,699      94,631    222,220     42,105     79,478
                                                      --------   --------   --------   ---------   --------   --------   --------
  Cost of agency revenues...........................     3,176      8,996     14,548      34,136     53,427     11,882     15,977
  Cost of merchant revenues.........................                              --       3,369     17,567      3,745      9,509
  Cost of advertising and other revenues............       103        696      1,402       2,643      3,280        684        801
                                                      --------   --------   --------   ---------   --------   --------   --------
  Cost of revenues..................................     3,279      9,692     15,950      40,148     74,274     16,311     26,287
                                                      --------   --------   --------   ---------   --------   --------   --------
  Gross profit (loss)...............................      (537)     4,135     22,749      54,483    147,946     25,794     53,191
                                                      --------   --------   --------   ---------   --------   --------   --------
  Operating expenses................................    28,384     33,613     42,351      96,599    137,381     28,511     39,461
  Operating expenses--non-cash......................        --         --         --      78,552     93,209     29,149     13,468
                                                      --------   --------   --------   ---------   --------   --------   --------
  Gain (loss) from operations.......................   (28,921)   (29,478)   (19,602)   (120,668)   (82,644)   (31,866)       262
  Net interest income and other.....................        --         --         --       2,353      4,591      1,082      1,329
  USAI transaction related costs....................        --         --         --          --         --         --     (6,341)
                                                      --------   --------   --------   ---------   --------   --------   --------
  Net loss..........................................  $(28,921)  $(29,478)  $(19,602)  $(118,315)  $(78,053)  $(30,784)  $ (4,750)
                                                      ========   ========   ========   =========   ========   ========   ========
Basic and diluted net loss per share................                                               $  (1.65)  $  (0.69)  $  (0.09)
                                                                                                   ========   ========   ========
Pro forma basic and diluted net loss per share......                        $  (0.59)  $   (3.11)
                                                                            ========   =========
Weighted average shares used to compute basic and
  diluted net loss per common share.................                                                 47,210     44,849     50,319
                                                                                                   ========   ========   ========
Weighted average shares used to compute pro forma
  basic and diluted net loss per common share.......                          33,000      38,044
                                                                            ========   =========
BALANCE SHEET DATA:
  Cash and cash equivalents.........................  $     --   $     --   $     --   $  60,670   $182,161   $122,339   $197,801
  Working capital...................................       658      4,814      1,390      20,122     96,147     73,881    108,616
  Total assets......................................     1,645      8,333      5,756     273,050    389,844    319,287    369,780
  Unearned revenue..................................     2,337      7,963      6,215       9,696      1,545     24,486      1,074
  Deferred merchant bookings........................        --         --         --      14,424     80,326         --     62,457
  Long-term liabilities, net of current portion.....        --      5,820      3,851       4,557      1,303      1,560         --
  Accumulated deficit...............................   (37,684)   (67,162)   (86,764)         --         --         --         --
  Retained deficit..................................        --         --         --    (113,365)  (191,418)  (144,149)  (196,168)
  Total stockholders' equity (owner's net
    deficit)........................................      (721)       (92)    (1,675)    207,496    230,999    251,548    234,751

    SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    In the two tables below, we provide you with two sets of unaudited selected pro forma combined condensed financial information for USA. The first set of unaudited selected pro forma combined condensed financial information assumes that the USA/Expedia merger had been completed on January 1, 2000 for income statement purposes and on September 30, 2001 for balance sheet purposes and assumes that the USA/Vivendi Universal transaction has not been completed. The second set of unaudited selected pro forma combined condensed financial information assumes that the transactions with Expedia and Vivendi Universal had been completed on January 1, 2000 for income statement purposes and on September 30, 2001 for balance sheet purposes.

    Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," provides that any goodwill resulting from a business combination completed subsequent to June 30, 2001 will not be amortized, but instead is required to be tested for impairment at least annually.

    USA has not declared any cash dividends on USA common stock.

    Expedia will account for the USA/Expedia merger as a recapitalization. Accordingly, the transaction will not significantly impact Expedia's financial information and no pro forma information for Expedia is deemed necessary.

    This unaudited selected pro forma combined condensed financial information should be read in conjunction with the separate historical financial statements and accompanying notes of USA and Expedia that are incorporated by reference in this supplement. It is also important that you read the unaudited pro forma combined condensed financial information and accompanying discussion that we have included in this supplement starting on page F-9 under "Unaudited Pro Forma Combined Condensed Financial Statements." You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the transactions had taken place earlier or of the results of operations or financial position of USA after the completion of the transactions.

USA/EXPEDIA

                                                                                                     PRO FORMA
                                                                                       -------------------------------------
                                                                                                             NINE MONTHS
                                                                                          YEAR ENDED            ENDED
                                                                                       DECEMBER 31, 2000  SEPTEMBER 30, 2001
                                                                                       -----------------  ------------------
                                                                                              (DOLLARS IN THOUSANDS,
                                                                                              EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues.......................................................................     $ 4,829,688        $ 4,158,631
  Operating profit (loss)............................................................        (130,817)           171,636
  Loss from continuing operations....................................................        (254,520)           (85,476)
  Earnings (loss) before cumulative effect of accounting change......................        (254,520)           432,371
  Net loss before preferred dividend.................................................        (313,915)           423,184
  Net loss available to common shareholders..........................................        (326,974)           413,389
LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS
  Basic..............................................................................           (0.65)             (0.21)
  Diluted............................................................................           (0.65)             (0.21)
EARNINGS (LOSS) PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE
  Basic..............................................................................           (0.65)              1.08
  Diluted............................................................................           (0.65)              0.66
NET EARNINGS (LOSS) PER COMMON SHARE BEFORE PREFERRED DIVIDEND EARNINGS
  Basic..............................................................................           (0.80)              1.05
  Diluted............................................................................           (0.80)              0.64
NET EARNINGS (LOSS) PER SHARE AVAILABLE TO COMMON SHAREHOLDERS
  Basic..............................................................................           (0.83)              1.03
  Diluted............................................................................           (0.83)              0.63
BALANCE SHEET DATA (END OF PERIOD)
  Working Capital....................................................................                        $ 1,345,837
  Total assets.......................................................................                         13,508,491
  Long-term obligations, net of current maturities...................................                            545,584
  Minority interest..................................................................                          5,002,410
  Stockholders' equity...............................................................                          5,610,121

USA/EXPEDIA/VIVENDI UNIVERSAL

                                                                            PRO FORMA
                                                              --------------------------------------
                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                              -----------------   ------------------
                                                                      (DOLLARS IN THOUSANDS,
                                                                      EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  Net Revenues..............................................      $3,192,808          $ 2,730,879
  Operating loss............................................        (536,887)            (210,420)
  Loss from continuing operations...........................        (323,965)            (176,439)
  Earnings (loss) before cumulative effect of accounting
    change..................................................        (383,360)             341,408
  Net loss before preferred dividend........................        (383,360)             341,408
  Net loss available to common shareholders.................        (396,419)             331,613

LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS
  Basic.....................................................           (0.81)               (0.43)
  Diluted...................................................           (0.81)               (0.43)

EARNINGS (LOSS) PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE
  Basic.....................................................           (0.95)                0.84
  Diluted...................................................           (0.95)                0.72

NET EARNINGS (LOSS) PER COMMON SHARE BEFORE PREFERRED
  DIVIDEND EARNINGS
  Basic.....................................................           (0.95)                0.84
  Diluted...................................................           (0.95)                0.72

NET EARNINGS (LOSS) PER SHARE AVAILABLE TO COMMON
  SHAREHOLDERS
  Basic.....................................................           (0.99)                0.81
  Diluted...................................................           (0.99)                0.70

ADJUSTED NET EARNINGS (LOSS) PER SHARE AVAILABLE TO COMMON
  SHAREHOLDERS(A)
  Basic.....................................................           (1.19)                0.91
  Diluted...................................................           (1.19)                0.77

BALANCE SHEET DATA (END OF PERIOD)
  Working capital...........................................                          $ 2,850,438
  Total assets..............................................                           12,898,455
  Long-term obligations, net of current maturities..........                              545,184
  Minority interest.........................................                              972,025
  Common stock exchangeable for preferred interest..........                            1,347,646
  Stockholders' equity......................................                            7,382,974

--------------------------

(A) Adjusted net earnings per share is calculated assuming that Vivendi Universal's remaining 56.6 million shares following completion of the USA/Vivendi Universal transaction are held in treasury for the purposes of determining shares outstanding. USA's $1.75 billion face value Class B preferred interest in the new joint venture with Vivendi Universal is puttable and callable commencing on the 20th anniversary of the completion of the USA/Vivendi Universal transaction at its then accreted face value for up to 56.6 million USA shares held by Vivendi Universal. Upon exercise of the put or call, USA will cancel those shares. Note that if USA's share price exceeds $41 per share, less than 56.6 million shares would be cancelled. For instance, at a share price of $45, 51.4 million shares would be cancelled. At a share price of $50, 46.2 million shares would be cancelled. At the election of Vivendi Universal, USA common stock to be received by USA pursuant to the put or call can be substituted with cash equal to the market value of such shares. If cash was substituted, it is USA's intention to repurchase shares with the proceeds.

    UNAUDITED COMPARATIVE PER SHARE DATA

    In the table below, we provide you with historical per share financial information for USA as of September 30, 2001, June 30, 2001 and December 31, 2000 and for the twelve months ended December 31, 2000. We also provide you with historical per share financial information for Expedia as of September 30, 2001, June 30, 2001 and December 31, 2000, for the three months ended September 30, 2001 and for the twelve months ended June 30, 2001. Expedia and Vivendi Universal/Expedia pro forma per share financial information for USA is presented as of September 30, 2001 and for the twelve months ended December 31, 2001. The USA pro forma financial information assumes that the respective transactions had been completed on January 1, 2000 for income statement purposes and on September 30, 2001 for balance sheet purposes. Expedia will account for these transactions as a recapitalization. Accordingly, the transactions will not significantly impact Expedia's financial information and no pro forma information for Expedia is deemed necessary.

    Neither USA nor Expedia has declared any cash dividends during this period.

    It is important that when you read this information, you read along with it the financial statements and accompanying notes of USA and Expedia included in the documents described on page 12 of this supplement under "Where You Can Find More Information." It is also important that you read the pro forma combined financial information and accompanying discussion and notes that we have included in this supplement starting on page F-9 under "USA Unaudited Pro Forma Combined Condensed Financial Statements." You should not rely on the pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the transactions had taken place earlier or the results of USA after the completion of the transactions.

                                                    USAI
                                --------------------------------------------
                                                          VIVENDI UNIVERSAL/                  EXPEDIA      VIVENDI UNIVERSAL/
                                             EXPEDIA           EXPEDIA          EXPEDIA      EQUIVALENT    EXPEDIA EQUIVALENT
                                 ACTUAL    PRO FORMA(1)      PRO FORMA(2)      HISTORICAL   PRO FORMA(3)      PRO FORMA(3)
                                --------   ------------   ------------------   ----------   ------------   ------------------
BOOK VALUE PER COMMON SHARE
Common stock and Class B
  common stock
  September 30, 2001..........   $10.59       $13.83            $17.89           $ 4.57        $ 9.17            $11.86
  June 30, 2001...............     9.43                                            4.60
  December 31, 2000...........     9.34                                            4.84

LOSS PER COMMON SHARE FROM
  CONTINUING OPERATIONS
  Basic and diluted for the
    nine months ended
    September 30, 2001........    (0.18)       (0.21)            (0.43)                         (0.14)            (0.29)
  Basic and diluted for the
    twelve months ended
    June 30, 2001.............                                                    (1.65)
  Basic and diluted for the
    twelve months ended
    December 31, 2000.........    (0.25)       (0.65)            (0.81)                         (0.43)            (0.53)

                                                    USAI
                                --------------------------------------------
                                                          VIVENDI UNIVERSAL/                  EXPEDIA      VIVENDI UNIVERSAL/
                                             EXPEDIA           EXPEDIA          EXPEDIA      EQUIVALENT    EXPEDIA EQUIVALENT
                                 ACTUAL    PRO FORMA(1)      PRO FORMA(2)      HISTORICAL   PRO FORMA(3)      PRO FORMA(3)
                                --------   ------------   ------------------   ----------   ------------   ------------------
EARNINGS (LOSS) PER COMMON
  SHARE BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE
  For the nine months ended
    September 30, 2001........
    Basic.....................     1.21         1.08              0.84                           0.71              0.55
    Diluted...................     0.70         0.66              0.72                           0.43              0.48
  Basic and diluted for the
    twelve months ended
    June 30, 2001.............                                                    (1.65)
  Basic and diluted for the
    twelve months ended
    December 31, 2000.........    (0.41)       (0.80)            (0.95)                         (0.53)            (0.63)

NET EARNINGS (LOSS) PER SHARE
  AVAILABLE TO COMMON
  SHAREHOLDERS
  For the nine months ended
    September 30, 2001
    Basic.....................     1.18         1.03              0.81                           0.68              0.54
    Diluted...................     0.69         0.63              0.70                           0.42              0.46
  Basic and diluted for the
    twelve months ended
    June 30, 2001.............                                                    (1.65)
  Basic and diluted for the
    twelve months ended
    December 31, 2000.........    (0.41)       (0.83)            (0.99)                         (0.55)            (0.65)

------------------------------

(1) Expedia pro forma information gives effect to the USA/Expedia merger as well as acquisitions made by USA and Expedia in 2000 and 2001. See "Unaudited Pro Forma Combined Condensed Financial Statements."

(2) Vivendi Universal/Expedia pro forma information gives effect to the USA/Expedia merger and the proposed transaction between USA and Vivendi Universal as well as acquisitions made by USA and Expedia in 2000 and 2001. See "Unaudited Pro Forma Combined Condensed Financial Statements."

(3) The equivalent pro forma per share data for Expedia is computed by multiplying USA's pro forma per share information by the mid-point of the range of USA common stock exchange ratios for each share of Expedia Class B common stock (0.663). The exchange ratio does not consider the USA preferred stock or USA warrants to be issued in the USA/Expedia merger.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    In the tables below, we provide you with two sets of unaudited pro forma combined condensed financial information for USA. The first set of unaudited pro forma combined condensed financial statements has been prepared to give effect to the USA/Expedia merger, as well as other transactions completed by USA during the twelve months ended December 31, 2000 and during the nine months ended September 30, 2001 and assumes that the USA/Vivendi Universal transaction has not occurred. The second set of unaudited pro forma combined condensed financial statements has been prepared to give effect to the USA/Expedia merger and the USA/Vivendi Universal transaction, as well as other transactions completed by USA during the twelve months ended December 31, 2000 and during the nine months ended September 30, 2001. The other transactions entered into by USA in 2000 and 2001 include:

    (1) on April 5, 2000, USA acquired Precision Response Corporation ("PRC"), a leader in outsourced customer care for both large corporations and high growth internet-focused companies;

    (2) on July 27, 2000, USA and Styleclick.com Inc. completed the merger of Internet Shopping Network and Styleclick.com ("STYLECLICK"), forming a new company named Styleclick, Inc.; and

    (3) on January 31, 2001, Ticketmaster Online-Citysearch, Inc. ("TMCS") and Ticketmaster Corporation ("TM"), both of which are subsidiaries of USA, completed a transaction which combined the two companies.

    In the following pages, we refer to the three transactions described immediately above as the "Other USA Transactions."

    Expedia will account for the USA/Expedia merger as a recapitalization. Accordingly, the transaction will not significantly impact Expedia's financial information and no pro forma information for Expedia is deemed necessary.

    The pro forma combined condensed financial statements of USA reflect some assumptions regarding the transactions and are based on the historical and pro forma financial statements of USA and Expedia. The combined condensed financial statements of USA, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, USA's and Expedia's audited and unaudited financial statements, including the notes accompanying them, which are either included in this supplement or previously incorporated by reference into the joint prospectus/ proxy and information statement previously mailed to you.

    USA is in the process of evaluating the fair value of Expedia's assets acquired and liabilities assumed in order to make a final allocation of the excess purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such unaudited pro forma combined condensed financial information. Statement of Financial Accounting Standards
No. 142, "Goodwill and Other Intangible Assets," provides that goodwill resulting from a business combination completed subsequent to June 30, 2001 will not be amortized but instead is required to be tested for impairment at least annually.

    THE PRO FORMA COMBINED CONDENSED BALANCE SHEET AND STATEMENTS OF OPERATIONS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS OR FINANCIAL POSITION, WHICH ACTUALLY WOULD HAVE BEEN REPORTED HAD THESE TRANSACTIONS OCCURRED AS OF SEPTEMBER 30, 2001 OR AS OF JANUARY 1, 2000, NOR ARE THEY NECESSARILY INDICATIVE OF USA'S FUTURE FINANCIAL RESULTS OF OPERATIONS.

    PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
(GIVING EFFECT TO THE USA/EXPEDIA MERGER)

    The pro forma combined condensed balance sheet as of September 30, 2001 gives effect to the USA/Expedia merger as if it had occurred on September 30, 2001.

    The pro forma combined condensed statement of operations for the nine months ended September 30, 2001 reflects USA's and Expedia's unaudited statements of operations for the nine months ended September 30, 2001, adjusted for the pro forma effects of the USA/Expedia merger, as well as the completion of the Other USA Transactions, as if such transactions had occurred as of January 1, 2000.

    The pro forma combined condensed statement of operations for the year ended December 31, 2000 reflects USA's audited statements of operations for the year ended December 31, 2000 and Expedia's results for the twelve months ended December 31, 2000, as derived from Expedia's audited statement of operations for the year ended June 30, 2000 and its unaudited statement of operations for the six months ended December 31, 2000, adjusted for the pro forma effects of the USA/Expedia merger, as well as the completion of the Other USA Transactions, as if such transactions had occurred as of January 1, 2000.

                               USA NETWORKS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                   (GIVING EFFECT TO THE USA/EXPEDIA MERGER)

                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                                                                        USA
                                                                                    PRO FORMA        PRO FORMA
                                                            USA       EXPEDIA(1)   ADJUSTMENTS       COMBINED
                                                        -----------   ----------   -----------      -----------
ASSETS
Current Assets:
Cash and short-term investments.......................  $   899,759    $197,801    $       --       $ 1,097,560
Restricted cash.......................................        5,285          --            --             5,285
Marketable securities.................................      143,676          --            --           143,676
Accounts and notes receivable, net....................    1,281,711      18,425            --         1,300,136
Inventories, net......................................      445,628          --            --           445,628
Other.................................................      132,692      27,419            --           160,111
                                                        -----------    --------    ----------       -----------
    Total current assets..............................    2,908,751     243,645            --         3,152,396

Property, plant and equipment, net....................      419,825      16,120            --           435,945
Intangible assets including goodwill, net(5)..........    7,345,565     108,175     1,450,804 (2)     8,904,544
Cable distributions fees, net.........................      148,449          --            --           148,449
Long-term investments.................................      190,142          --            --           190,142
Advance to Universal..................................       39,848          --            --            39,848
Inventories, net......................................      518,545          --            --           518,545
Deferred charges and other............................      116,782       1,840            --           118,622
                                                        -----------    --------    ----------       -----------
    Total assets......................................  $11,687,907    $369,780    $1,450,804       $13,508,491
                                                        ===========    ========    ==========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt..................  $    41,772    $     --    $       --       $    41,772
Accounts payable, accrued and other current
  liabilities.........................................      254,721      71,498        10,000 (2)       336,219
Accounts payable, client accounts.....................      118,095          --            --           118,095
Obligations for program rights and film costs.........      293,004          --            --           293,004
Deferred revenue......................................      141,736       1,074            --           142,810
Cable distribution fees payable.......................       33,556          --            --            33,556
Other accrued liabilities.............................      778,646      62,457            --           841,103
                                                        -----------    --------    ----------       -----------
    Total current liabilities.........................    1,661,530     135,029        10,000         1,806,559
                                                        -----------    --------    ----------       -----------
Long-term debt........................................      545,584          --            --           545,584
Obligation for program rights and film costs..........      325,303          --            --           325,303
Other long-term liabilities...........................      218,514          --            --           218,514
Minority interest.....................................    4,943,105          --        59,305 (6)     5,002,410
Stockholders' equity..................................    3,993,871     234,751     1,616,250 (2)     5,610,121
                                                                                     (234,751)(3)
                                                        -----------    --------    ----------       -----------
    Total liabilities and stockholders' equity........  $11,687,907    $369,780    $1,450,804       $13,508,491
                                                        ===========    ========    ==========       ===========

                               USA NETWORKS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                   (GIVING EFFECT TO THE USA/EXPEDIA MERGER)

                     TWELVE MONTHS ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             USA           USA                      EXPEDIA                          USA
                                            OTHER       PRO FORMA                    OTHER          PRO FORMA     PRO FORMA
                              USA      TRANSACTIONS(4)   COMBINED   EXPEDIA(1)  TRANSACTIONS(4)    ADJUSTMENTS     COMBINED
                           ----------  ---------------  ----------  ----------  ---------------  ---------------  ----------
NET REVENUES:
USA ENTERTAINMENT
  Cable and studios......  $1,530,464     $     --      $1,530,464  $      --      $     --         $      --     $1,530,464
  Emerging networks......      20,332           --          20,332         --            --                --         20,332
  Filmed entertainment...      86,084           --          86,084         --            --                --         86,084

USA ELECTRONIC RETAILING
  Electronic retailing...   1,778,986           --       1,778,986         --            --                --      1,778,986

USA INFORMATION AND
  SERVICES
  Ticketing operations...     518,565           --         518,565         --            --                --        518,565
  HRN....................     327,977           --         327,977         --            --                --        327,977
  Expedia................          --           --              --    148,687         7,971                --        156,658
  Teleservices...........     212,471       69,649         282,120         --            --                --        282,120
  Match..................      29,123           --          29,123         --            --                --         29,123
  Citysearch and
    related..............      50,889           --          50,889         --            --                --         50,889
  Electronic commerce
    solutions............      24,293           --          24,293         --            --                --         24,293
  Styleclick.............      22,308        1,889          24,197         --            --                --         24,197
                           ----------     --------      ----------  ---------      --------         ---------     ----------
    Total net revenues...   4,601,492       71,538       4,673,030    148,687         7,971                --      4,829,688
                           ----------     --------      ----------  ---------      --------         ---------     ----------
OPERATING COSTS AND
  EXPENSES
  Cost of sales and
    program costs........   2,072,901       54,489       2,127,390     61,117         2,386                --      2,190,893
  Other costs............   1,730,789       18,553       1,749,342    121,065        11,030                --      1,881,437
  Amortization of cable
    distribution fees....      36,322           --          36,322         --            --                --         36,322
  Non-cash distribution
    and marketing
    expense..............      11,512           --          11,512         --            --                --         11,512
  Non-cash compensation
    expense..............          --           --                     64,204            --                --         64,204
  Depreciation and
    amortization(5)......     693,642       16,133         709,775     53,187        13,175                --        776,137
                           ----------     --------      ----------  ---------      --------         ---------     ----------
    Total operating costs
      and expenses.......   4,545,166       89,175       4,634,341    299,573        26,591                --      4,960,505
                           ----------     --------      ----------  ---------      --------         ---------     ----------
    Operating income
      (loss).............      56,326      (17,637)         38,689   (150,886)      (18,620)               --       (130,817)
  Interest income
    (expense), net.......     (34,218)        (740)        (34,958)     4,620          (159)               --        (30,497)
  Gain on sale of
    subsidiary stock.....     108,343           --         108,343         --            --                --        108,343
  Miscellaneous..........     (59,046)          (2)        (59,048)        --            --                --        (59,048)
                           ----------     --------      ----------  ---------      --------         ---------     ----------
Earnings (loss) before
  income taxes and
  minority interest......      71,405      (18,379)         53,026   (146,266)      (18,779)               --       (112,019)
Income tax (expense).....    (112,869)       9,948        (102,921)        --            --                --       (102,921)
Minority interest........     (47,124)     (34,151)        (81,275)        --            --            41,695 (6)    (39,580)
                           ----------     --------      ----------  ---------      --------         ---------     ----------
EARNINGS (LOSS) FROM
  CONTINUING
  OPERATIONS.............     (88,588)     (42,582)       (131,170)  (146,266)      (18,779)           41,695       (254,520)
Discontinued operations,
  net of tax.............     (59,395)          --         (59,395)        --            --                --        (59,395)
                           ----------     --------      ----------  ---------      --------         ---------     ----------
NET EARNINGS (LOSS)
  BEFORE PREFERRED STOCK
  DIVIDEND...............    (147,983)     (42,582)       (190,565)  (146,266)      (18,779)           41,695       (313,915)
Preferred stock
  dividends..............          --           --              --         --            --           (13,059)(7)    (13,059)
                           ----------     --------      ----------  ---------      --------         ---------     ----------
NET EARNINGS (LOSS)
  AVAILABLE TO COMMON
  SHAREHOLDERS...........  ($ 147,983)    ($42,582)     ($ 190,565) ($146,266)     ($18,779)        $  28,636     ($ 326,974)
                           ==========     ========      ==========  =========      ========         =========     ==========
Loss per common share
  from
  continuing operations
  Basic and diluted......  ($    0.25)                  ($    0.36)                                               ($    0.65)
                           ==========                   ==========                                                ==========
Net loss per common share
  before preferred stock
  dividend
  Basic and diluted......  ($    0.41)                  ($    0.52)                                               ($    0.80)
                           ==========                   ==========                                                ==========
Net loss available to
  common shareholders
  Basic and diluted......  ($    0.41)                  ($    0.52)                                               ($    0.83)
                           ==========                   ==========                                                ==========
Weighted average shares
  outstanding............     359,688                      366,045                                                   394,579
                           ==========                   ==========                                                ==========
Weighted average diluted
  shares outstanding.....     359,688                      366,045                                                   394,579
                           ==========                   ==========                                                ==========

                               USA NETWORKS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                   (GIVING EFFECT TO THE USA/EXPEDIA MERGER)

                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               USA             USA                                        USA
                                                              OTHER         PRO FORMA                  PRO FORMA       PRO FORMA
                                               USA       TRANSACTIONS(4)    COMBINED     EXPEDIA(1)   ADJUSTMENTS       COMBINED
                                            ----------   ---------------   -----------   ----------   -----------      ----------
NET REVENUES:
USA ENTERTAINMENT
  Cable and studios.......................  $1,280,065      $     --       $ 1,280,065    $     --     $      --       $1,280,065
  Emerging networks.......................      18,125            --            18,125          --            --           18,125
  Filmed entertainment....................     129,562            --           129,562          --            --          129,562
USA ELECTRONIC RETAILING
  Electronic retailing....................   1,364,248            --         1,364,248          --            --        1,364,248
USA INFORMATION AND SERVICES
  Ticketing operations....................     447,904            --           447,904          --            --          447,904
  HRN.....................................     394,830            --           394,830          --            --          394,830
  Expedia.................................          --            --                --     215,174            --          215,174
  Teleservices............................     228,926            --           228,926          --            --          228,926
  Match...................................      31,686            --            31,686          --            --           31,686
  Citysearch and related..................      35,852            --            35,852          --            --           35,852
  Electronic commerce solutions...........      15,560            --            15,560          --            --           15,560
  Styleclick..............................       7,358            --             7,358          --            --            7,358
    Intersegment elimination..............     (10,659)           --           (10,659)         --            --          (10,659)
                                            ----------      --------       -----------    --------     ---------       ----------
      Total net revenues..................   3,943,457            --         3,943,457     215,174            --        4,158,631
                                            ----------      --------       -----------    --------     ---------       ----------
OPERATING COSTS AND EXPENSES
  Cost of sales and program costs.........   1,809,063            --         1,809,063      67,535            --        1,876,598
  Other costs.............................   1,457,513            --         1,457,513     108,980            --        1,566,493
  Amortization of cable distribution
    fees..................................      29,384            --            29,384          --            --           29,384
  Amortization of non-cash compensation...       5,431            --             5,431      13,980            --           19,411
  Non-cash distribution and marketing
    expense...............................      19,866            --            19,866          --            --           19,866
  Depreciation and amortization(5)........     427,077            --           427,077      48,166            --          475,243
                                            ----------      --------       -----------    --------     ---------       ----------
    Total operating costs and expenses....   3,748,334            --         3,748,334     238,661            --        3,986,995
                                            ----------      --------       -----------    --------     ---------       ----------
  Operating income (loss).................     195,123            --           195,123     (23,487)           --          171,636
  Interest income (expense), net..........     (34,462)           --           (34,462)      3,110            --          (31,352)
  Miscellaneous...........................     (33,196)           --           (33,196)         --            --          (33,196)
                                            ----------      --------       -----------    --------     ---------       ----------
Earnings (loss) before income taxes and
  minority interest.......................     127,465            --           127,465     (20,377)           --          107,088
Income tax (expense) benefit..............     (71,191)        1,005           (70,186)         --            --          (70,186)
Minority interest.........................    (124,378)       (3,148)         (127,526)         --         5,148 (6)     (122,378)
                                            ----------      --------       -----------    --------     ---------       ----------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS..............................     (68,104)       (2,143)          (70,247)    (20,377)        5,148          (85,476)
Discontinued operations:
Gain on disposal of broadcasting stations,
  net of tax..............................     517,847            --           517,847          --            --          517,847
                                            ----------      --------       -----------    --------     ---------       ----------
  Earnings (loss) before cumulative effect
    of accounting change..................     449,743        (2,143)          447,600     (20,377)        5,148          432,371
Cumulative effect of accounting change,
  net of tax..............................      (9,187)           --            (9,187)         --            --           (9,187)
                                            ----------      --------       -----------    --------     ---------       ----------
NET EARNINGS (LOSS) BEFORE PREFERRED STOCK
  DIVIDEND................................     440,556        (2,143)          438,413     (20,377)        5,148          423,184
Preferred stock dividends.................                                                                (9,795)(7)       (9,795)
                                            ----------      --------       -----------    --------     ---------       ----------
NET EARNINGS (LOSS) AVAILABLE TO COMMON
  SHAREHOLDERS............................  $  440,556      $ (2,143)      $   438,413    $(20,377)    $  (4,647)      $  413,389
                                            ==========      ========       ===========    ========     =========       ==========

                               USA NETWORKS, INC.

                   (GIVING EFFECT TO THE USA/EXPEDIA MERGER)

                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               USA             USA                                        USA
                                                              OTHER         PRO FORMA                  PRO FORMA       PRO FORMA
                                               USA       TRANSACTIONS(4)    COMBINED     EXPEDIA(1)   ADJUSTMENTS       COMBINED
                                            ----------   ---------------   -----------   ----------   -----------      ----------
Loss per common share from continuing
  operations
  Basic...................................  $    (0.18)                    $     (0.19)                                $     (.21)
                                            ==========                     ===========                                 ==========
  Diluted.................................  $    (0.18)                    $     (0.19)                                $     (.21)
                                            ==========                     ===========                                 ==========
Earnings per common share before
  cumulative effect of accounting change
  Basic...................................  $     1.21                     $      1.20                                 $     1.08
                                            ==========                     ===========                                 ==========
  Diluted.................................  $     0.70                     $      0.70                                 $     0.66
                                            ==========                     ===========                                 ==========
Net earnings per common share before
  preferred stock dividend
  Basic...................................  $     1.18                     $      1.17                                 $     1.05
                                            ==========                     ===========                                 ==========
  Diluted.................................  $     0.69                     $      0.69                                 $     0.64
                                            ==========                     ===========                                 ==========
Net earnings available to common
  shareholders
  Basic...................................  $     1.18                     $      1.17                                 $     1.03
                                            ==========                     ===========                                 ==========
  Diluted.................................  $     0.69                     $      0.69                                 $     0.63
                                            ==========                     ===========                                 ==========
Weighted average shares outstanding.......     373,227                         373,227                                    401,761
                                            ==========                     ===========                                 ==========
Weighted average diluted shares
  outstanding.............................     759,661                         759,661                                    788,195
                                            ==========                     ===========                                 ==========

    PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
(GIVING EFFECT TO THE USA/EXPEDIA MERGER AND THE USA/VIVENDI UNIVERSAL TRANSACTION)

    The pro forma combined condensed balance sheet as of September 30, 2001 gives effect to the USA/Expedia merger and the USA/Vivendi Universal transaction as if those transactions had occurred on September 30, 2001.

    The pro forma combined condensed statement of operations for the nine months ended September 30, 2001 reflects USA's and Expedia's unaudited statements of operations for the nine months ended September 30, 2001, adjusted for the pro forma effects of the USA/Expedia merger and the USA/Vivendi Universal transaction, as well as the completion of the Other USA Transactions, as if such transactions had occurred as of January 1, 2000.

    The pro forma combined condensed statement of operations for the year ended December 31, 2000 reflects USA's audited statements of operations for the year ended December 31, 2000 and Expedia's results for the twelve months ended December 31, 2000, as derived from Expedia's audited statement of operations for the year ended June 30, 2000 and its unaudited statement of operations for the six months ended December 31, 2000, adjusted for the pro forma effects of the USA/Expedia merger and the USA/Vivendi Universal transaction, as well as the completion of the Other USA Transactions, as if all such transactions had occurred as of January 1, 2000.

                               USA NETWORKS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(GIVING EFFECT TO THE USA/EXPEDIA MERGER AND USA/VIVENDI UNIVERSAL TRANSACTION)

                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                    USAI ASSETS
                                    CONTRIBUTED             VU                VU                     EXPEDIA
                                     IN THE VU           PRO FORMA         PRO FORMA                PRO FORMA       PRO FORMA
                         USAI      TRANSACTION(8)       ADJUSTMENTS        COMBINED    EXPEDIA     ADJUSTMENTS      COMBINED
                      -----------  --------------  ---------------------  -----------  --------  ----------------  -----------
ASSETS
Current Assets:
  Cash and
    short-term
    investments.....  $   899,759    $    36,703        $1,618,710(9)     $2,555,172   $197,801     $       --     $ 2,752,973
  Restricted cash...        5,285             --                --             5,285         --             --           5,285
  Marketable
    securities......      143,676             --                --           143,676         --             --         143,676
  Accounts and notes
    receivable,
    net.............    1,281,711       (424,780)               --           856,931     18,425             --         875,356
  Inventories,
    net.............      445,628       (228,894)               --           216,734         --             --         216,734
  Other.............      132,692        (13,219)               --           119,473     27,419             --         146,892
                      -----------    -----------        ----------        -----------  --------     ----------     -----------
    Total current
      assets........    2,908,751       (630,190)        1,618,710         3,897,271    243,645             --       4,140,916

  Property, plant
    and equipment,
    net.............      419,825        (36,128)               --           383,697     16,120             --         399,817
  Intangible assets
    including
    goodwill, net...    7,345,565     (3,997,174)               --         3,348,391    108,175      1,450,804 (2)   4,907,370
  Cable distribution
    fees, net.......      148,449           (244)               --           148,205         --             --         148,205
  Long-term
    investments.....      190,142             --         1,750,000(9)      1,940,142         --             --       1,940,142
  Preferred interest
    exchangeable for
    common stock....           --             --         1,347,646(9)      1,347,646         --             --       1,347,646
  Advance to
    Universal.......       39,848             --                --            39,848         --             --          39,848
  Inventories,
    net.............      518,545       (518,545)               --                --         --             --              --
  Deferred charges
    and other.......      116,782       (144,111)               --           (27,329)     1,840             --         (25,489)
                      -----------    -----------        ----------        -----------  --------     ----------     -----------
    Total assets....  $11,687,907    $(5,326,392)       $4,716,356        $11,077,871  $369,780     $1,450,804     $12,898,455
                      ===========    ===========        ==========        ===========  ========     ==========     ===========

LIABILITIES AND
  STOCKHOLDERS'
  EQUITY
Current Liabilities:
  Current maturities
    of long-term
    debt............  $    41,772    $      (559)       $       --        $   41,213   $     --     $       --     $    41,213
  Accounts payable,
    accrued and
    other current
    liabilities.....      254,721        (13,357)               --           241,364     71,498         10,000 (2)     322,862
  Accounts payable,
    client
    accounts........      118,095             --                --           118,095         --             --         118,095
  Obligations for
    program rights
    and film
    costs...........      293,004       (289,097)               --             3,907         --             --           3,907
  Deferred
    revenue.........      141,736        (54,322)               --            87,414      1,074             --          88,488
  Cable distrubution
    fees payable....       33,556             --                --            33,556         --             --          33,556
  Other accrued
    liabilities.....      778,646       (158,746)               --           619,900     62,457             --         682,357
                      -----------    -----------        ----------        -----------  --------     ----------     -----------
    Total current
      liabilities...    1,661,530       (516,081)               --         1,145,449    135,029         10,000       1,290,478

  Long-term debt....      545,584           (400)               --           545,184         --             --         545,184
  Obligation for
    program rights
    and film
    costs...........      325,303       (323,801)               --             1,502         --             --           1,502
  Other long-term
    Liabilities.....      218,514        (63,643)        1,203,775 (12)    1,358,646         --             --       1,358,646
  Minority
    interest........    4,943,105     (4,030,385)               --           912,720         --         59,305 (6)     972,025
  Common stock
    exchangeable for
    preferred
    interest........           --             --         1,347,646(9)      1,347,646         --             --       1,347,646
  Stockholders'
    equity..........    3,993,871       (392,082)        2,164,935(9)(10)  5,766,724    234,751      1,616,250 (2)   7,382,974
                                                                                                      (234,751)(3)
                      -----------    -----------        ----------        -----------  --------     ----------     -----------
    Total
      liabilities
      and
      stockholders'
      equity........  $11,687,907    $(5,326,392)       $4,716,356        $11,077,871  $369,780     $1,450,804     $12,898,455
                      ===========    ===========        ==========        ===========  ========     ==========     ===========

                               USA NETWORKS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     (GIVING EFFECT TO THE USA/EXPEDIA MERGER AND THE USA/VIVENDI UNIVERSAL
                                  TRANSACTION)

                          YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      USAI          USAI             VU            VU
                                         USAI       OTHER USAI     PRO FORMA       ASSETS        PRO FORMA     PRO FORMA
                                      HISTORICAL  TRANSACTIONS(3)   COMBINED   CONTRIBUTED(8)   ADJUSTMENTS     COMBINED
                                      ----------  ---------------  ----------  --------------  --------------  ----------
NET REVENUES:
USA ENTERTAINMENT
  Cable and studios.................  $1,530,464     $     --      $1,530,464   $(1,530,464)      $     --     $       --
  Emerging networks.................      20,332           --          20,332       (20,332)            --             --
  Filmed entertainment..............      86,084           --          86,084       (86,084)            --             --
USA ELECTRONIC RETAILING
  Electronic retailing..............   1,778,986           --       1,778,986            --             --      1,778,986
USA INFORMATION AND SERVICES
  Ticketing operations..............     518,565           --         518,565            --             --        518,565
  HRN...............................     327,977           --         327,977            --             --        327,977
  Expedia...........................          --           --              --            --             --             --
  Teleservices......................     212,471       69,649         282,120            --             --        282,120
  Match.............................      29,123           --          29,123            --             --         29,123
  Citysearch and related............      50,889           --          50,889            --             --         50,889
  Electronic commerce solutions.....      24,293           --          24,293            --             --         24,293
  Styleclick........................      22,308        1,889          24,197            --             --         24,197
                                      ----------     --------      ----------   -----------       --------     ----------
    Total net revenues..............   4,601,492       71,538       4,673,030    (1,636,880)            --      3,036,150
                                      ----------     --------      ----------   -----------       --------     ----------
Operating costs and expenses:
  Cost of sales and program costs...   2,072,901       54,489       2,127,390      (759,864)            --      1,367,526
  Other costs.......................   1,730,789       18,553       1,749,342      (343,046)            --      1,406,296
  Amortization of cable distribution
    fees............................      36,322           --          36,322            --             --         36,322
  Non-cash distribution and
    marketing expense...............      11,512           --          11,512            --             --         11,512
  Non-cash compensation expense.....          --           --              --            --             --             --
  Depreciation and amortization.....     693,642       16,133         709,775      (127,900)            --        581,875
                                      ----------     --------      ----------   -----------       --------     ----------
    Total operating costs and
      expenses......................   4,545,166       89,175       4,634,341    (1,230,810)            --      3,403,531
                                      ----------     --------      ----------   -----------       --------     ----------
    Operating income................      56,326      (17,637)         38,689      (406,070)                     (367,381)
  Interest income (expense), net....     (34,218)        (740)        (34,958)       30,492             --         (4,466)
  Gain on sale of subsidiary
    stock...........................     108,343           --         108,343            --             --        108,343
  Miscellaneous.....................     (59,046)          (2)        (59,048)         (254)       149,500(11)     90,198
                                      ----------     --------      ----------   -----------       --------     ----------
Earnings before income taxes and
  minority interest.................      71,405      (18,379)         53,026      (375,832)       149,500       (173,306)
Income tax (expense) benefit........    (112,869)       9,948        (102,921)       14,343        (58,679)      (147,257)
Minority interest...................     (47,124)     (34,151)        (81,275)      201,223             --        119,948
                                      ----------     --------      ----------   -----------       --------     ----------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS........................     (88,588)     (42,582)       (131,170)     (160,266)        90,821       (200,615)
Discontinued operations, net of
  tax...............................     (59,395)          --         (59,395)           --             --        (59,395)
                                      ----------     --------      ----------   -----------       --------     ----------
NET EARNINGS (LOSS) BEFORE PREFERRED
  STOCK DIVIDEND....................    (147,983)     (42,582)       (190,565)     (160,266)        90,821       (260,010)
Preferred stock dividends...........          --           --              --            --             --             --
                                      ----------     --------      ----------   -----------       --------     ----------
NET EARNINGS (LOSS) AVAILABLE TO
  COMMON SHAREHOLDERS...............  $ (147,983)    $(42,582)     $ (190,565)     (160,266)      $ 90,821     $ (260,010)
                                      ==========     ========      ==========   ===========       ========     ==========

                                                                      EXPEDIA
                                       EXPEDIA     OTHER EXPEDIA     PRO FORMA     PRO FORMA
                                      HISTORICAL  TRANSACTIONS(3)   ADJUSTMENTS     COMBINED
                                      ----------  ---------------  --------------  ----------
NET REVENUES:
USA ENTERTAINMENT
  Cable and studios.................  $      --      $     --         $    --      $       --
  Emerging networks.................         --            --              --              --
  Filmed entertainment..............         --            --              --              --
USA ELECTRONIC RETAILING
  Electronic retailing..............         --            --              --       1,778,986
USA INFORMATION AND SERVICES
  Ticketing operations..............         --            --              --         518,565
  HRN...............................         --            --              --         327,977
  Expedia...........................    148,687         7,971              --         156,658
  Teleservices......................         --                            --         282,120
  Match.............................         --            --              --          29,123
  Citysearch and related............         --            --              --          50,889
  Electronic commerce solutions.....         --            --              --          24,293
  Styleclick........................         --            --              --          24,197
                                      ---------      --------         -------      ----------
    Total net revenues..............    148,687         7,971              --       3,192,808
                                      ---------      --------         -------      ----------
Operating costs and expenses:
  Cost of sales and program costs...     61,117         2,386              --       1,431,029
  Other costs.......................    121,065        11,030              --       1,538,391
  Amortization of cable distribution
    fees............................         --            --              --          36,322
  Non-cash distribution and
    marketing expense...............         --            --              --          11,512
  Non-cash compensation expense.....     64,204            --              --          64,204
  Depreciation and amortization.....     53,187        13,175              -- (5)     648,237
                                      ---------      --------         -------      ----------
    Total operating costs and
      expenses......................    299,573        26,591              --       3,729,695
                                      ---------      --------         -------      ----------
    Operating income................   (150,886)      (18,620)             --        (536,887)
  Interest income (expense), net....      4,620          (159)             --              (5)
  Gain on sale of subsidiary
    stock...........................         --            --              --         108,343
  Miscellaneous.....................         --            --              --          90,198
                                      ---------      --------         -------      ----------
Earnings before income taxes and
  minority interest.................   (146,266)      (18,779)             --        (338,351)
Income tax (expense) benefit........         --            --              --        (147,257)
Minority interest...................         --            --          41,695 (6)     161,643
                                      ---------      --------         -------      ----------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS........................   (146,266)      (18,779)         41,695        (323,965)
Discontinued operations, net of
  tax...............................         --            --              --         (59,395)
                                      ---------      --------         -------      ----------
NET EARNINGS (LOSS) BEFORE PREFERRED
  STOCK DIVIDEND....................   (146,266)      (18,779)         41,695        (383,360)
Preferred stock dividends...........         --            --         (13,059)(7)     (13,059)
                                      ---------      --------         -------      ----------
NET EARNINGS (LOSS) AVAILABLE TO
  COMMON SHAREHOLDERS...............  $(146,266)     $(18,779)        $28,636      $ (396,419)
                                      =========      ========         =======      ==========

                               USA NETWORKS, INC.

     (GIVING EFFECT TO THE USA/EXPEDIA MERGER AND THE USA/VIVENDI UNIVERSAL
                                  TRANSACTION)

                          YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       USAI         USAI          VU          VU
                                             USAI      OTHER USAI    PRO FORMA     ASSETS      PRO FORMA  PRO FORMA   EXPEDIA
                                          HISTORICAL TRANSACTIONS(3) COMBINED  CONTRIBUTED(8) ADJUSTMENTS  COMBINED  HISTORICAL
                                          ---------- --------------- --------- -------------- ----------- ---------- ----------
Loss per common share from Continuing
  Operations
  Basic and diluted.....................  $    (0.25)                $  (0.36)                            $    (0.54)
                                          ==========                 ========                             ==========
Net loss per common share before
  preferred stock dividend
  Basic and diluted.....................  $    (0.41)                $  (0.52)                            $    (0.70)
                                          ==========                 ========                             ==========
Net loss available to common
  shareholders
  Basic and diluted.....................  $    (0.41)                $  (0.52)                            $    (0.70)
                                          ==========                 ========                             ==========
Weighted average shares outstanding.....     359,688                  366,045                                373,125
                                          ==========                 ========                             ==========
Weighted average diluted shares
  outstanding...........................     359,688                  366,045                                373,125
                                          ==========                 ========                             ==========

                                                            EXPEDIA
                                           OTHER EXPEDIA   PRO FORMA  PRO FORMA
                                          TRANSACTIONS(3) ADJUSTMENTS  COMBINED
                                          --------------- ----------- ----------
Loss per common share from Continuing
  Operations
  Basic and diluted.....................                              $    (0.81)
                                                                      ==========
Net loss per common share before
  preferred stock dividend
  Basic and diluted.....................                              $    (0.95)
                                                                      ==========
Net loss available to common
  shareholders
  Basic and diluted.....................                              $    (0.99)
                                                                      ==========
Weighted average shares outstanding.....                                 401,658
                                                                      ==========
Weighted average diluted shares
  outstanding...........................                                 401,658
                                                                      ==========

                               USA NETWORKS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     (GIVING EFFECT TO THE USA/EXPEDIA MERGER AND THE USA/VIVENDI UNIVERSAL
                                  TRANSACTION)

                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      USAI          USAI
                                         USAI          OTHER       PRO FORMA       ASSETS
                                      HISTORICAL  TRANSACTIONS(3)   COMBINED   CONTRIBUTED(8)
                                      ----------  ---------------  ----------  --------------
NET REVENUES:
  USA ENTERTAINMENT
  Cable and studios..............     $1,280,065           --      $1,280,065   $(1,280,065)
  Emerging networks..............         18,125           --          18,125       (18,125)
  Filmed entertainment...........        129,562           --         129,562      (129,562)
  USA ELECTRONIC RETAILING
  Electronic retailing...........      1,364,248           --       1,364,248            --
  USA INFORMATION AND SERVICES
  Ticketing operations...........        447,904           --         447,904            --
  HRN............................        394,830           --         394,830            --
  Expedia........................             --           --              --            --
  Teleservices...................        228,926           --         228,926            --
  Match..........................         31,686           --          31,686            --
  Citysearch and related.........         35,852           --          35,852            --
  Electronic commerce
    solutions....................         15,560           --          15,560            --
  Styleclick.....................          7,358           --           7,358            --
  Intersegment elimination.......        (10,659)          --         (10,659)           --
                                      ----------     --------      ----------   -----------
    Total net revenues...........      3,943,457           --       3,943,457    (1,427,752)
                                      ----------     --------      ----------   -----------
OPERATING COSTS AND EXPENSES
  Cost of sales and program
    costs........................      1,809,063           --       1,809,063      (690,381)
  Other costs....................      1,457,513           --       1,457,513      (254,529)
  Amortization of cable
    distribution fees............         29,384           --          29,384            --
  Amortization of non-cash
    compensation.................          5,431           --           5,431            --
  Non-cash distribution and
    marketing expense............         19,866           --          19,866            --
  Depreciation and
    amortization(5)..............        427,077           --         427,077      (100,786)
                                      ----------     --------      ----------   -----------
    Total operating costs and
      expenses...................      3,748,334           --       3,748,334    (1,045,696)
                                      ----------     --------      ----------   -----------
    Operating income (loss)......        195,123           --         195,123      (382,056)
  Interest income (expense),
    net..........................        (34,462)          --         (34,462)       24,259
  Miscellaneous..................        (33,196)          --         (33,196)        7,789
                                      ----------     --------      ----------   -----------
Earnings (loss) before income
  taxes and minority interest....        127,465           --         127,465      (350,008)
Income tax (expense) benefit.....        (71,191)       1,005         (70,186)       12,736
Minority interest................       (124,378)      (3,148)       (127,526)      178,193
                                      ----------     --------      ----------   -----------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS.....................        (68,104)      (2,143)        (70,247)     (159,079)
Discontinued operations:
  Gain on disposal of
    broadcasting stations, net of
    tax..........................        517,847           --         517,847            --
                                      ----------     --------      ----------   -----------
Earnings (loss) before cumulative
  effect of accounting change....        449,743       (2,143)        447,600      (159,079)
Cumulative effect of accounting
  change, net of tax.............         (9,187)          --          (9,187)        9,187
                                      ----------     --------      ----------   -----------
NET EARNINGS (LOSS) BEFORE
  PREFERRED STOCK DIVIDEND.......        440,556       (2,143)        438,413      (149,892)
Preferred stock dividends........             --           --              --            --
                                      ----------     --------      ----------   -----------
NET EARNINGS (LOSS) AVAILABLE TO
  COMMON SHAREHOLDERS............     $  440,556     $ (2,143)     $  438,413   $  (149,892)
                                      ==========     ========      ==========   ===========

                                         VU             VU                        EXPEDIA
                                      PRO FORMA     PRO FORMA      EXPEDIA       PRO FORMA     PRO FORMA
                                     ADJUSTMENTS     COMBINED   HISTORICAL(3)   ADJUSTMENTS     COMBINED
                                   ---------------  ----------  -------------  --------------  ----------
NET REVENUES:
  USA ENTERTAINMENT
  Cable and studios..............     $      --     $       --   $       --       $     --     $       --
  Emerging networks..............            --             --           --             --             --
  Filmed entertainment...........            --             --           --             --             --
  USA ELECTRONIC RETAILING
  Electronic retailing...........            --      1,364,248           --             --      1,364,248
  USA INFORMATION AND SERVICES
  Ticketing operations...........            --        447,904           --             --        447,904
  HRN............................            --        394,830           --             --        394,830
  Expedia........................            --             --      215,174             --        215,174
  Teleservices...................            --        228,926           --             --        228,926
  Match..........................            --         31,686           --             --         31,686
  Citysearch and related.........            --         35,852           --             --         35,852
  Electronic commerce
    solutions....................            --         15,560           --             --         15,560
  Styleclick.....................            --          7,358           --             --          7,358
  Intersegment elimination.......            --        (10,659)          --             --        (10,659)
                                      ---------     ----------   ----------       --------     ----------
    Total net revenues...........            --      2,515,705      215,174             --      2,730,879
                                      ---------     ----------   ----------       --------     ----------
OPERATING COSTS AND EXPENSES
  Cost of sales and program
    costs........................            --      1,118,682       67,535             --      1,186,217
  Other costs....................            --      1,202,984      108,980             --      1,311,964
  Amortization of cable
    distribution fees............            --         29,384           --             --         29,384
  Amortization of non-cash
    compensation.................            --          5,431       13,980             --         19,411
  Non-cash distribution and
    marketing expense............            --         19,866           --             --         19,866
  Depreciation and
    amortization(5)..............            --        326,291       48,166             --        374,457
                                      ---------     ----------   ----------       --------     ----------
    Total operating costs and
      expenses...................            --      2,702,638      238,661             --      2,941,299
                                      ---------     ----------   ----------       --------     ----------
    Operating income (loss)......            --       (186,933)     (23,487)            --       (210,420)
  Interest income (expense),
    net..........................            --        (10,203)       3,110             --         (7,093)
  Miscellaneous..................       112,125(11)     86,718           --             --         86,718
                                      ---------     ----------   ----------       --------     ----------
Earnings (loss) before income
  taxes and minority interest....       112,125       (110,418)     (20,377)            --       (130,795)
Income tax (expense) benefit.....       (44,009)      (101,459)          --             --       (101,459)
Minority interest................            --         50,667           --          5,148(6)      55,815
                                      ---------     ----------   ----------       --------     ----------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS.....................        68,116        161,210      (20,377)         5,148       (176,439)
Discontinued operations:
  Gain on disposal of
    broadcasting stations, net of
    tax..........................            --        517,847           --             --        517,847
                                      ---------     ----------   ----------       --------     ----------
Earnings (loss) before cumulative
  effect of accounting change....        68,116        356,637      (20,377)         5,148        341,408
Cumulative effect of accounting
  change, net of tax.............            --             --           --             --             --
                                      ---------     ----------   ----------       --------     ----------
NET EARNINGS (LOSS) BEFORE
  PREFERRED STOCK DIVIDEND.......        68,116        356,637      (20,377)         5,148        341,408
Preferred stock dividends........            --             --           --         (9,795)(7)     (9,795)
                                      ---------     ----------   ----------       --------     ----------
NET EARNINGS (LOSS) AVAILABLE TO
  COMMON SHAREHOLDERS............     $  68,116     $  356,637   $  (20,377)      $ (4,647)    $  331,613
                                      =========     ==========   ==========       ========     ==========

                               USA NETWORKS, INC.

     (GIVING EFFECT TO THE USA/EXPEDIA MERGER AND THE USA/VIVENDI UNIVERSAL
                                  TRANSACTION)

                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        USAI          USAI             VU
                                           USAI          OTHER       PRO FORMA       ASSETS         PRO FORMA
                                        HISTORICAL  TRANSACTIONS(3)   COMBINED   CONTRIBUTED(8)    ADJUSTMENTS
                                        ----------  ---------------  ----------  --------------  ---------------
Loss per common share from
  continuing operations
  Basic............................     $    (0.18)                  $    (0.19)
                                        ==========                   ==========
  Diluted..........................     $    (0.18)                  $    (0.19)
                                        ==========                   ==========
Earnings per common share before
  cumulative effect of accounting
  change
  Basic............................     $     1.21                   $     1.20
                                        ==========                   ==========
  Diluted..........................     $     0.70                   $     0.70
                                        ==========                   ==========
Net earnings per common share
  before preferred stock dividend
  Basic............................     $     1.18                   $     1.17
                                        ==========                   ==========
  Diluted..........................     $     0.69                   $     0.69
                                        ==========                   ==========
Net earnings available to common
  shareholders
  Basic............................     $     1.18                   $     1.17
                                        ==========                   ==========
  Diluted..........................     $     0.69                   $     0.69
                                        ==========                   ==========
Weighted average shares
  outstanding......................        373,227                      373,227
                                        ==========                   ==========
Weighted average diluted shares
  outstanding......................        759,661                      759,661
                                        ==========                   ==========

                                         VU                        EXPEDIA
                                     PRO FORMA      EXPEDIA       PRO FORMA     PRO FORMA
                                      COMBINED   HISTORICAL(3)   ADJUSTMENTS     COMBINED
                                     ----------  -------------  --------------  ----------
Loss per common share from
  continuing operations
  Basic............................  $    (0.42)                                $    (0.43)
                                     ==========                                 ==========
  Diluted..........................  $    (0.42)                                $    (0.43)
                                     ==========                                 ==========
Earnings per common share before
  cumulative effect of accounting
  change
  Basic............................  $     0.94                                 $     0.84
                                     ==========                                 ==========
  Diluted..........................  $     0.80                                 $     0.72
                                     ==========                                 ==========
Net earnings per common share
  before preferred stock dividend
  Basic............................  $     0.94                                 $     0.84
                                     ==========                                 ==========
  Diluted..........................  $     0.80                                 $     0.72
                                     ==========                                 ==========
Net earnings available to common
  shareholders
  Basic............................  $     0.94                                 $     0.81
                                     ==========                                 ==========
  Diluted..........................  $     0.80                                 $     0.70
                                     ==========                                 ==========
Weighted average shares
  outstanding......................     380,307                                    408,840
                                     ==========                                 ==========
Weighted average diluted shares
  outstanding......................     438,804                                    467,338
                                     ==========                                 ==========

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) Represents the financial position and results of operations for Expedia based on historical information of Expedia.

(2) Acquisition costs and the preliminary determination of the unallocated excess of the USA/Expedia merger consideration over net assets acquired are set forth below:

Value of equity securities expected to be issued by USA.....  $1,596,250
Contribution in lieu of National Leisure Group, Inc. ("NLG")
  option....................................................      20,000
                                                              ----------
                                                               1,616,250
Estimated transaction costs.................................      10,000
                                                              ----------
Total acquisition costs.....................................   1,626,250
Less: majority ownership portion of net tangible assets
  acquired..................................................     175,446
                                                              ----------
Unallocated excess of merger consideration over assets
  acquired preliminarily allocated to goodwill..............  $1,450,804
                                                              ==========

    Under the terms of the definitive agreement, Expedia shareholders will have the option, subject to proration, to elect to exchange in a tax-free merger transaction each Expedia share for:

    - a fraction of a share of USA common stock ranging in value from $15.54 (if Microsoft is the only shareholder that elects to receive Expedia Class B common stock in the recapitalization) to $17.50 (if the maximum number of 37,500,000 shares of Expedia Class B common stock are issued in the recapitalization) if the measurement period value of a share of USA common stock ranges from $23.00 to $31.00. If the measurement period value is either greater than $31.00 or less than $23.00, the exact USA common stock exchange ratio will be based on the fraction obtained assuming the measurement period value was $31.00 or $23.00, respectively. The measurement period value for USA common stock is the average closing price of USA common stock over a ten consecutive trading-day period ending on the second trading day prior to the date of the reconvened annual meeting;

    - a fraction of a share of USA preferred stock ranging from 0.3892 (if Microsoft is the only shareholder that elects to receive Expedia Class B common stock in the recapitalization) to 0.3500 (if the maximum number of 37,500,000 shares of Expedia Class B common stock are issued in the recapitalization). Each share of USA preferred stock has a $50 face value, a 1.99% annual dividend, two votes per share, and is convertible at any time into USA common stock at a conversion price of $33.75 per USA share, subject to downward adjustment to the extent that the average share price of USA common stock over a ten trading-day period prior to conversion is greater than $35.10; and

    - a fraction of a USA warrant ranging from 0.3873 to 0.4524, the exact fractional amount to be based on a measurement period value for USA common stock ranging from $25.75 to $28.25 per share. The exact USA warrant exchange ratio will be based on the measurement period value for USA common stock as set forth in Annex F to the joint prospectus/proxy and information statement mailed in November 2001. Each USA warrant has a seven-year term and an exercise price of $35.10 per share of USA common stock.

    Expedia shareholders who do not exchange their shares for USA securities will retain their shares of Expedia common stock and receive for each share of Expedia common stock held 0.1920 of a new Expedia warrant with a seven-year term and an exercise price of $52.00 per share. The amount reflects USA's attributable share of Expedia, after giving effect to the minority interest in Expedia.

    The pro forma financial statements are prepared assuming that 37,500,000 shares of Expedia Class B common stock are issued in the recapitalization resulting in the issuance of 28.5 million USA common shares, which is the maximum number of USA common shares issuable in the USA/ Expedia merger. As a result the value of the USA common stock is assumed to be $17.50 per Expedia share.
    The value of the newly issued preferred shares and warrants to acquire USA and Expedia common stock were determined based upon internal valuations. The amount reflects USA's attributable share of Expedia, after giving effect to the minority interest in Expedia.
    USA will contribute $75 million in media time over five years and an option to participate in USA's proposed travel channel. In addition, for purposes of the pro forma combined condensed financial statements, a $20 million contribution from USA to Expedia is reflected in the merger consideration in lieu of the option to acquire NLG. The media time and the option to participate in the proposed travel channel are not valued in the merger consideration and are not reflected in the pro forma combined condensed financial statements.
(3) Reflects the elimination of Expedia's historical equity.
(4) Reflects the pro forma results of other transactions completed by USA in 2000 and 2001. The transactions include the acquisitions of PRC and Styleclick by USA and the combination of TMCS and TM. All acquisitions, except the TMCS/TM combination, were accounted for under the purchase method of accounting. The TMCS/TM combination has been accounted for as entities under common control in a manner similar to a pooling of interest. See USA's Form 10-K for the year ended December 31, 2000 and Form 10-Q for the three and nine months ended September 30, 2001 for more information on the USA transactions. The other transactions completed by Expedia in the twelve months ended December 31, 2000 include the acquisition of Travelscape and Vacation Spot on March 17, 2000. See Expedia's 10-K for the year ended
    June 30, 2001 for more information on these transactions.
(5) The unallocated excess of acquisition costs over net assets acquired has been preliminarily allocated to goodwill. Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," provides that goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead is required to be tested for impairment at least annually. In connection with finalizing the purchase price allocation, USA is currently evaluating the fair value of assets acquired and liabilities assumed in the transaction. Following the conclusion of the evaluation, USA will use this information to make a final allocation of the purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary.
    USA recorded $568.0 million and $302.3 million of goodwill amortization during the year ended December 31, 2000 and the nine months ended
    September 30, 2001, respectively. Expedia recorded $16.1 million and
    $10.2 million of goodwill amortization during the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. No periodic amortization of goodwill will be recorded subsequent to December 31, 2001.
(6) Represents the minority interest in the financial position and the results of operations of Expedia, based upon a 74.7% expected equity ownership by USA of Expedia.
(7) Represents the 1.99% preferred stock dividend.
(8) Reflects USA's contribution of businesses to the joint venture formed with Vivendi Universal.
(9) Reflects the consideration received by USA in connection with its contribution to the joint venture formed with Vivendi Universal. Commencing on the 20th anniversary of the completion of the USA/Vivendi Universal transaction, USA's $1.75 billion face value Class B preferred interest in the new joint venture with Vivendi Universal is puttable and callable at its then accreted face value for up to 56.6 million USA shares held by Vivendi Universal. At the election of Vivendi Universal, USA common stock to be received by USA pursuant to the put or call can be substituted with cash equal to the market value of such shares. If cash was substituted, it is USA's intention to repurchase shares with the proceeds. The pro forma financial statements do not reflect the application of cash proceeds received by USA from Vivendi Universal to reduce outstanding debt and associated interest expense.
(10) Reflects the estimated fair value of warrants to purchase USA common stock granted to Vivendi Universal.
(11) Reflects the cash and PIK dividend for the Class A and Class B preferred interest in the Vivendi Universal Entertainment joint venture formed with Vivendi Universal.
(12) Reflects the preliminary estimate of deferred taxes associated with the contribution of businesses to the joint venture formed with Vivendi Universal and the receipt of consideration from Vivendi Universal.

           USA NETWORKS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE QUARTER ENDED SEPTEMBER 30, 2001

    UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                   SEPTEMBER 30,             SEPTEMBER 30,
                                                              -----------------------   -----------------------
                                                                 2001         2000         2001         2000
                                                              ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
NET REVENUES
    USA ENTERTAINMENT
  Cable and studios.........................................  $  398,211   $  336,047   $1,280,065   $1,105,688
  Emerging networks.........................................       5,784        8,591       18,125       12,862
  Filmed entertainment......................................      15,995       14,468      129,562       65,548
    USA ELECTRONIC RETAILING
  Electronic retailing......................................     453,447      427,058    1,364,248    1,245,323
    USA INFORMATION AND SERVICES
  Ticketing operations......................................     133,897      124,929      447,904      395,909
  Hotel reservations........................................     151,242       94,619      394,830      227,964
  Teleservices..............................................      72,610       70,162      228,926      140,374
  Match.....................................................      12,477        7,600       31,686       21,978
  Citysearch and related....................................      11,079       13,962       35,852       36,798
  Electronic commerce solutions.............................       4,817        7,174       15,560       15,634
  Styleclick................................................         901        5,147        7,358       17,556
  Intersegment elimination..................................      (4,128)          --      (10,659)          --
                                                              ----------   ----------   ----------   ----------
  Total net revenues........................................   1,256,332    1,109,757    3,943,457    3,285,634
Operating costs and expenses:
  Cost of sales.............................................     579,744      523,087    1,809,063    1,471,554
  Program costs.............................................     166,917      146,000      569,423      485,037
  Selling and marketing.....................................     169,888      135,749      468,278      389,231
  General and administrative................................     111,774      105,077      331,235      299,540
  Other operating costs.....................................      30,865       27,217       88,577       70,883
  Amortization of cable distribution fees...................       9,986        8,845       29,384       25,335
  Amortization of non-cash distribution and marketing
    expense.................................................       5,218        2,693       19,866        4,566
  Amortization of non-cash compensation expense.............       1,268        1,235        5,431        7,391
  Depreciation and amortization.............................     142,948      137,012      427,077      369,970
                                                              ----------   ----------   ----------   ----------
  Total operating costs and expenses........................   1,218,608    1,086,915    3,748,334    3,123,507
                                                              ----------   ----------   ----------   ----------
  Operating profit..........................................      37,724       22,842      195,123      162,127
Other income (expense):
  Interest income...........................................       8,658       12,163       23,850       38,051
  Interest expense..........................................     (18,789)     (20,341)     (58,312)     (62,006)
  Other, net................................................     (12,943)      69,920      (33,196)      67,360
                                                              ----------   ----------   ----------   ----------
                                                                 (23,074)      61,742      (67,658)      43,405
                                                              ----------   ----------   ----------   ----------
Earnings from continuing operations before income taxes,
  minority interest and cumulative effect of accounting
  change....................................................      14,650       84,584      127,465      205,532
Income tax expense..........................................     (21,901)     (27,452)     (71,191)     (86,524)
Minority interest...........................................     (33,192)     (63,004)    (124,378)    (145,299)
                                                              ----------   ----------   ----------   ----------
LOSS FROM CONTINUING OPERATIONS.............................  $  (40,443)  $   (5,872)  $  (68,104)  $  (26,291)
DISCONTINUED OPERATIONS:
Discontinued operations, net of tax.........................          --      (14,367)          --      (41,407)
Gain on disposal of Broadcasting stations, net of tax.......     468,018           --      517,847           --
                                                              ----------   ----------   ----------   ----------
Earnings (loss) before cumulative effect of accounting
  change, net of tax........................................     427,575      (20,239)     449,743      (67,698)
Cumulative effect of accounting change, net of tax..........          --           --       (9,187)          --
                                                              ----------   ----------   ----------   ----------
NET EARNINGS (LOSS).........................................  $  427,575   $  (20,239)  $  440,556   $  (67,698)
                                                              ==========   ==========   ==========   ==========
LOSS PER SHARE FROM CONTINUING OPERATIONS:
  Basic and diluted loss....................................  $     (.11)  $     (.02)  $     (.18)  $     (.07)
EARNINGS (LOSS) PER SHARE BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE:
  Basic earnings (loss) per common share....................  $     1.14   $     (.06)  $     1.21   $     (.19)
  Diluted earnings (loss) per common share..................  $      .59   $     (.06)  $     1.13   $     (.19)
NET EARNINGS (LOSS) PER SHARE:
  Basic earnings (loss) per common share....................  $     1.14   $     (.06)  $     1.18   $     (.19)
  Diluted earnings (loss) per common share..................  $      .59   $     (.06)  $     1.11   $     (.19)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

    UNAUDITED CONDENSED BALANCE SHEETS

                                                                  SEPTEMBER 30,        DECEMBER 31,
                                                                       2001                2000
                                                                  --------------       -------------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
                                               ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................       $   899,759          $   244,223
Restricted cash equivalents.................................             5,285                2,021
Marketable securities.......................................           143,676              126,352
Accounts and notes receivable, net of allowance of $72,374
  and $61,141, respectively.................................         1,281,711              646,196
Inventories, net............................................           445,628              404,468
Investments held for sale...................................               320                  750
Deferred tax assets.........................................            59,211               43,975
Other current assets, net...................................            73,161               52,631
Net current assets of discontinued operations...............                --                7,788
                                                                   -----------          -----------
      Total current assets..................................         2,908,751            1,528,404

PROPERTY, PLANT AND EQUIPMENT
Computer and broadcast equipment............................           359,784              322,140
Buildings and leasehold improvements........................           140,937              132,874
Furniture and other equipment...............................           119,393              100,734
Land........................................................            15,605               15,658
Projects in progress........................................            38,033               45,084
                                                                   -----------          -----------
                                                                       673,752              616,490
      Less accumulated depreciation and amortization........          (253,927)            (172,496)
                                                                   -----------          -----------
                                                                       419,825              443,994

OTHER ASSETS
Intangible assets, net......................................         7,345,565            7,461,862
Cable distribution fees, net................................           148,449              159,473
Long-term investments.......................................            52,633               49,355
Notes and accounts receivable, net of current portion
  ($81,091 and $22,575 from related parties)................           137,509               38,301
Advance to Universal........................................            39,848               95,220
Inventories, net............................................           518,545              485,941
Deferred charges and other, net.............................           116,782               83,239
Net non-current assets of discontinued operations...........                --              128,081
                                                                   -----------          -----------
                                                                   $11,687,907          $10,473,870
                                                                   ===========          ===========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                                               SEPTEMBER 30,      DECEMBER 31,
                                                                    2001              2000
                                                              ----------------   ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations.................    $    41,772        $    25,457
Accounts payable, trade.....................................        254,721            283,066
Accounts payable, client accounts...........................        118,095             97,687
Obligations for program rights and film costs...............        293,004            283,812
Cable distribution fees payable.............................         33,556             33,598
Deferred revenue............................................        141,736             93,125
Other accrued liabilities...................................        778,646            356,502
                                                                -----------        -----------
      Total current liabilities.............................      1,661,530          1,173,247
LONG-TERM OBLIGATIONS (net of current maturities)...........        545,584            552,501
OBLIGATIONS FOR PROGRAM RIGHTS AND FILM COSTS, net of
  current...................................................        325,303            295,210
OTHER LONG-TERM LIABILITIES.................................         88,551             97,526
DEFERRED INCOME TAXES.......................................        129,963             98,378
MINORITY INTEREST...........................................      4,943,105          4,817,137

STOCKHOLDERS' EQUITY
Preferred stock--$.01 par value; authorized 15,000,000
  shares; no shares issued and outstanding..................             --                 --
Common stock--$.01 par value; authorized 1,600,000,000
  shares; issued and outstanding, 313,953,890 and
  305,436,198 shares, respectively..........................          3,139              3,055
Class B--convertible common stock--$.01 par value;
  authorized, 400,000,000 shares; issued and outstanding,
  63,033,452 shares.........................................            630                630
Additional paid-in capital..................................      3,913,058          3,793,764
Retained earnings (Accumulated deficit).....................        238,215           (202,341)
Accumulated other comprehensive loss........................        (15,359)           (10,825)
Treasury stock..............................................       (140,814)          (139,414)
Note receivable from key executive for common stock
  issuance..................................................         (4,998)            (4,998)
                                                                -----------        -----------
      Total stockholders' equity............................      3,993,871          3,439,871
                                                                -----------        -----------
                                                                $11,687,907        $10,473,870
                                                                ===========        ===========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

    UNAUDITED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                       NOTE
                                                                                                                    RECEIVABLE
                                                                                                                     FROM KEY
                                                                                                                    EXECUTIVE
                                                        CLASS B                               ACCUM.                   FOR
                                                      CONVERTIBLE     ADDIT.                  OTHER                   COMMON
                                            COMMON      COMMON       PAID-IN      ACCUM.      COMP.     TREASURY      STOCK
                                TOTAL       STOCK        STOCK       CAPITAL      DEFICIT      LOSS       STOCK      ISSUANCE
                              ----------   --------   -----------   ----------   ---------   --------   ---------   ----------
                                                                (IN THOUSANDS)
BALANCE AT DECEMBER 31,
  2000......................  $3,439,871    $3,055       $630       $3,793,764   $(202,341)  $(10,825)  $(139,414)   $(4,998)
Comprehensive income:
  Net earnings for the nine
    months ended
    September 30, 2001......     440,556        --         --               --     440,556         --          --         --
  Decrease in unrealized
    gains in available for
    sale securities.........         (37)       --         --               --          --        (37)         --         --
  Foreign currency
    translation.............      (4,497)       --         --               --          --     (4,497)         --         --
                              ----------
  Comprehensive income......     436,022
                              ----------
Issuance of common stock
  upon exercise of stock
  options...................      73,545        83         --           73,462          --         --          --         --
Income tax benefit related
  to stock options
  exercised.................      41,286        --         --           41,286          --         --          --         --
Issuance of stock in
  connection with other
  transactions..............       4,548         2         --            4,546          --         --          --         --
Purchase of Treasury
  Stock.....................      (1,401)       (1)        --               --          --         --      (1,400)        --
                              ----------    ------       ----       ----------   ---------   --------   ---------    -------
BALANCE AT SEPTEMBER 30,
  2001......................  $3,993,871    $3,139       $630       $3,913,058   $ 238,215   $(15,359)  $(140,814)   $(4,998)
                              ==========    ======       ====       ==========   =========   ========   =========    =======

    Accumulated other comprehensive income is comprised of unrealized (losses) gains on available for sale securities of $(5,598) and $(5,561) at September 30, 2001 and December 31, 2000, respectively and foreign currency translation adjustments of $(9,761) and $(5,264) at September 30, 2001 and December 31, 2000, respectively.

    Comprehensive income for the three months ended September 30, 2001 was $430,485.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

    UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Cash Flows From Operating Activities:
  Loss from continuing operations...........................  $ (68,104)  $ (26,291)
      Adjustments to reconcile net loss from continuing
        operations to net cash provided by operating
        activities:
    Depreciation and amortization...........................    427,077     369,970
    Amortization of cable distribution fees.................     29,384      25,335
    Amortization of program rights and film costs...........    550,363     474,142
    Amortization of deferred financing costs................      1,149       2,997
    Non-cash distribution and marketing expense.............     19,866       4,566
    Amortization of non-cash compensation expense...........      5,431       7,391
    Deferred income taxes...................................      4,945         544
    Equity in losses of unconsolidated affiliates...........     22,021      40,896
    Gain on sale of subsidiary stock........................         --    (108,343)
    Non-cash interest income................................     (3,396)     (6,880)
    Minority interest.......................................    124,378     145,299
    CHANGES IN CURRENT ASSETS AND LIABILITIES:
      Accounts receivable...................................    (65,833)    (52,972)
      Inventories...........................................      4,490      (1,888)
      Accounts payable......................................    (16,854)    (66,308)
      Accrued liabilities and deferred revenue..............     97,353     111,201
      Payment for program rights and film costs.............   (612,906)   (594,121)
      Increase in cable distribution fees...................    (18,511)    (39,251)
      Other, net............................................    (21,206)     15,991
                                                              ---------   ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................    479,647     302,278
Cash Flows From Investing Activities:
  Acquisitions, net of cash acquired........................   (193,857)   (203,029)
  Capital expenditures......................................   (100,232)   (102,331)
  Recoupment of advance to Universal........................     58,698      68,333
  Increase in long-term investments and notes receivable....    (76,707)    (16,518)
  Purchase of marketable securities.........................    (21,373)    (78,172)
  Proceeds from sale of broadcasting stations...............    510,374          --
  Other, net................................................    (13,864)    (30,784)
                                                              ---------   ---------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........    163,039    (362,501)
Cash Flows From Financing Activities:
  Borrowings................................................     21,974      50,211
  Principal payments on long-term obligations...............    (11,941)    (81,926)
  Purchase of treasury stock................................     (1,401)   (129,908)
  Payment of mandatory tax distribution to LLC partners.....    (17,369)    (68,065)
  Proceeds from sale of subsidiary stock....................     10,447      92,604
  Proceeds from issuance of common stock and LLC shares.....     73,545     207,795
  Other, net................................................    (10,921)    (12,901)
                                                              ---------   ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................     64,334      57,810
NET CASH USED IN DISCONTINUED OPERATIONS....................    (48,058)    (54,382)
  Effect of exchange rate changes on cash and cash
    equivalents.............................................     (3,426)     (4,133)
                                                              ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    655,536     (60,928)
Cash and cash equivalents at beginning of period............    244,223     423,176
                                                              ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 899,759   $ 362,248
                                                              =========   =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

    NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

    USA Networks, Inc. (the "Company" or "USA") is focused on the new convergence of entertainment, information and direct selling.

    On January 31, 2001, Ticketmaster Online-Citysearch, Inc. ("TMCS") and Ticketmaster Corporation, both of which are subsidiaries of USA, completed a transaction which combined the two companies. The combined company has been renamed "Ticketmaster". Under the terms of the transaction, USA contributed Ticketmaster Corporation to Ticketmaster Online-Citysearch and received
52 million Ticketmaster Online-Citysearch Class B Shares. The Ticketmaster Class B common stock is quoted on the Nasdaq Stock Market. As of January 31, 2001, USA beneficially owned 68% of the outstanding Ticketmaster common stock, representing 85% of the total voting power of Ticketmaster's outstanding common stock.

    On July 27, 2000, USA and Styleclick.com Inc., an enabler of e-commerce for manufacturers and retailers ("Styleclick.com"), completed the merger of Internet Shopping Network ("ISN") and Styleclick.com (the "Styleclick Transaction"). See
Note 3.

    On April 5, 2000, the Company acquired Precision Response Corporation ("PRC") (the "PRC Transaction"). See Note 3.

    As disclosed in our report for the quarterly period ended June 30, 2001, on July 16, 2001, USA announced an agreement to acquire a controlling interest in Expedia, Inc. (NASDAQ: EXPE), a leading provider of branded online travel services for leisure and small business travelers. Under the terms of the definitive agreement, USA will acquire up to 37,500,000 shares of Expedia common stock. The acquisition of Expedia is subject to customary closing conditions and is expected to close during the fourth quarter of 2001.

    USA's segments are organized into three units, USA Entertainment, USA Electronic Retailing and USA Information and Services. The units and segments are as follows:

    USA ENTERTAINMENT

    - CABLE AND STUDIOS, consisting of the cable networks USA Network and Sci Fi Channel and Studios USA, which produces and distributes television programming.

    - EMERGING NETWORKS, consists primarily of the cable television properties Trio and News World International, which were acquired on May 19, 2000, and SciFi.com, an emerging Internet content and commerce site.

    - FILMED ENTERTAINMENT, consisting primarily of USA Films, which is in the film distribution and production businesses.

    USA ELECTRONIC RETAILING

    - ELECTRONIC RETAILING, consisting primarily of HSN and America's Store, HSN International and HSN Interactive, including HSN.com.

    USA INFORMATION AND SERVICES

    - TICKETING OPERATIONS, consisting primarily of Ticketmaster and Ticketmaster.com, which provide offline and online automated ticketing services.

    - HOTEL RESERVATIONS, which includes Hotel Reservations Network, a leading consolidator of hotel rooms for resale in the consumer market.

    - TELESERVICES, consisting of Precision Response Corporation, a leader in outsourced customer care for both large corporations and high-growth internet-focused companies.

    - MATCH, consisting of an online personals business.

    - CITYSEARCH AND RELATED, which primarily consists of Citysearch, which operates an online network that provides locally oriented services and information to users.

    - ELECTRONIC COMMERCE SOLUTIONS, which primarily represents the Company's electronic commerce solutions business.

    - STYLECLICK, a facilitator of e-commerce websites and Internet enabled applications.

    BASIS OF PRESENTATION

    The interim Condensed Consolidated Financial Statements and Notes thereto of the Company are unaudited and should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto for the twelve months ended December 31, 2000.

    In the opinion of the Company, all adjustments necessary for a fair presentation of such Condensed Consolidated Financial Statements have been included. Such adjustments consist of normal recurring items. Interim results are not necessarily indicative of results for a full year. The interim Condensed Consolidated Financial Statements and Notes thereto are presented as permitted by the Securities and Exchange Commission and do not contain certain information included in the Company's audited Consolidated Financial Statements and Notes thereto.

    ACCOUNTING ESTIMATES

    Management of the Company is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

    Significant estimates underlying the accompanying consolidated financial statements include the inventory carrying adjustment, program rights and film cost amortization, sales return and other revenue allowances, allowance for doubtful accounts, recoverability of intangibles and other long-lived assets, estimates of film revenue ultimates and various other operating allowances and accruals.

    NEW ACCOUNTING PRONOUNCEMENTS

    FILM ACCOUNTING. The Company adopted SOP 00-2, ACCOUNTING BY PRODUCERS OR DISTRIBUTORS OF FILMS ("SOP 00-2") during the nine months ended September 30, 2001. SOP 00-2 established new film accounting standards, including changes in revenue recognition and accounting for advertising, development and overhead costs. Specifically, SOP 00-2 requires advertising costs for theatrical and television product to be expensed as incurred. This compares to the Company's previous policy of first capitalizing these costs and then expensing them over the related revenue streams. In addition, SOP 00-2 requires development costs for abandoned projects and certain indirect overhead costs to be charged directly to expense, instead of those costs being capitalized to film costs, which was required under the previous accounting rules. SOP 00-2 also requires all film costs to be classified in the balance sheet as non-current assets. Provisions of SOP 00-2 in other areas, such as revenue recognition, generally are consistent with the Company's existing accounting policies.

    SOP 00-2 was adopted as of January 1, 2001, and the Company recorded a one-time, non-cash expense of $9.2 million, net of tax. The net effect is reflected as a cumulative effect of an accounting change in the accompanying consolidated statement of operations.

    GOODWILL AND OTHER INTANGIBLE ASSETS. In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002, and is presently in the process of evaluating the potential impacts of the new rules.

    RECLASSIFICATIONS

    Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the 2001 presentation, including all amounts charged to customers for shipping and handling, which are now presented as revenue.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    See the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 Form 10-K") for a summary of all significant accounting policies.

NOTE 3--BUSINESS ACQUISITIONS

    The following unaudited pro forma condensed consolidated financial information for the nine months ended September 30, 2001 and 2000, is presented to show the results of the Company, as if the PRC Transaction and the Styleclick Transaction and the merger of Ticketmaster and Ticketmaster Online-Citysearch, which did not impact revenues or operating profit, but rather minority interest and income taxes, had occurred at the beginning of the periods presented. The pro forma results include certain adjustments, including increased amortization related to goodwill, and are not necessarily indicative of what the results would have been had the transactions actually occurred on the aforementioned dates. Note that the amounts exclude USAB, the sale of which was announced in December 2000 and is now presented as a discontinued operation.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                       -----------------------
                                                          2001         2000
                                                       ----------   ----------
                                                           (IN THOUSANDS,
                                                       EXCEPT PER SHARE DATA)
Net revenues.........................................  $3,943,457   $3,357,172
Loss from continuing operations......................     (69,640)     (65,954)
Basic and diluted loss from continuing operations per
  common share.......................................  $     (.19)  $     (.18)

NOTE 4--STATEMENTS OF CASH FLOWS

    SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS FOR THE NINE MONTHS ENDED
     SEPTEMBER 30, 2001:

    For the nine months ended September 30, 2001, interest accrued on the $200.0 million advance to Universal amounted to $3.3 million.

    For the nine months ended September 30, 2001, the Company incurred non-cash distribution and marketing expense of $19.9 million and non-cash compensation expense of $5.4 million.

    During the nine months ended September 30, 2001, the Company realized a pre-tax loss of $6.7 million related to the write-off of investments to fair value.

    SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS FOR THE NINE MONTHS ENDED
     SEPTEMBER 30, 2000:

    On January 20, 2000, the Company completed its acquisition of Ingenious Designs, Inc. ("IDI"), by issuing approximately 190,000 shares of USA common stock for all the outstanding stock of IDI, for a total value of approximately $5.0 million.

    On January 31, 2000, TMCS completed its acquisition of 2b Technology, Inc. ("2b"), by issuing approximately 458,005 shares of TMCS Class B Common Stock for all the outstanding stock of 2b, for a total value of approximately
$17.1 million.

    On April 5, 2000, USA completed its acquisition of PRC by issuing approximately 24.3 million shares of USA common stock for all of the outstanding stock of PRC, for a total value of approximately $711.7 million.

    On May 26, 2000, TMCS completed its acquisition of Ticketweb, Inc. ("Ticketweb"), by issuing approximately 1.8 million shares of TMCS Class B Common Stock for all of the outstanding stock of Ticketweb, for a total value of approximately $35.3 million.

    For the nine months ended September 30, 2000, interest accrued on the $200.0 million advance to Universal amounted to $6.9 million.

    For the nine months ended September 30, 2000, the Company incurred non-cash distribution and marketing expense of $4.6 million and non-cash compensation expense of $7.4 million.

    During the second quarter, the Company recorded $11.6 million of expenses related to an agreement with an executive. Of this amount, $3.8 million is a non-cash stock compensation charge related to restricted stock.

    During the third quarter, the Company realized a pre-tax loss of $30.5 million related to the write-off of investments to fair value.

NOTE 5--INDUSTRY SEGMENTS

    The Company operates principally in the following industry segments: Cable and studios, Emerging networks, Filmed entertainment, Electronic retailing, Ticketing operations, Hotel reservations, Teleservices, Match, Citysearch and related, Electronic commerce solutions and Styleclick. The Cable and studios segment consists of the cable networks USA Network and Sci Fi Channel and Studios USA, which produces and distributes television programming. The Emerging networks segment consists primarily of the cable television properties Trio and News World International, which were acquired on May 19, 2000, and SciFi.com, an emerging Internet content and commerce site. The Filmed entertainment segment consists primarily of USA Films, which engages in the film distribution and production businesses. The Electronic retailing segment consists principally of the Home Shopping Network, America's Store, HSN International and HSN Interactive, including HSN.com, which are engaged in the sale of merchandise through electronic retailing. The Ticketing operations segment primarily consists of Ticketmaster and Ticketmaster.com, which provide offline and online automated ticketing services. The Hotel reservations segment consists of Hotel Reservations Network, a leading consolidator of hotel rooms for resale in the consumer market. The Teleservices segment was formed on April 5, 2000 in conjunction with the acquisition of PRC, which handles outsourced customer care for both large corporations and high-growth internet-focused companies. The Match segment consists of an online personals business. The Citysearch and related segment primarily consists of Citysearch, which operates an online network that provides locally oriented services and information to users. The Electronic commerce solutions segment primarily represents the Company's electronic solutions business. The Styleclick segment represents Styleclick, a facilitator of e-commerce websites and Internet enabled applications.

                                                  THREE MONTHS ENDED         NINE MONTHS ENDED
                                                     SEPTEMBER 30,             SEPTEMBER 30,
                                                -----------------------   -----------------------
                                                   2001         2000         2001         2000
                                                ----------   ----------   ----------   ----------
                                                                 (IN THOUSANDS)
REVENUE
USA ENTERTAINMENT
Cable and studios.............................  $  398,211   $  336,047   $1,280,065   $1,105,688
Emerging networks.............................       5,784        8,591       18,125       12,862
Filmed entertainment..........................      15,995       14,468      129,562       65,548
USA ELECTRONIC RETAILING
Electronic retailing..........................     453,447      427,058    1,364,248    1,245,323
USA INFORMATION AND SERVICES
Ticketing operations..........................     133,897      124,929      447,904      395,909
Hotel reservations............................     151,242       94,619      394,830      227,964
Teleservices..................................      72,610       70,162      228,926      140,374
Match.........................................      12,477        7,600       31,686       21,978
Citysearch and related........................      11,079       13,962       35,852       36,798
Electronic commerce solutions.................       4,817        7,174       15,560       15,634
Styleclick....................................         901        5,147        7,358       17,556
Intersegment Elimination......................      (4,128)          --      (10,659)          --
                                                ----------   ----------   ----------   ----------
                                                $1,256,332   $1,109,757   $3,943,457   $3,285,634
                                                ==========   ==========   ==========   ==========
OPERATING PROFIT (LOSS)
USA ENTERTAINMENT
Cable and studios.............................  $  124,558   $   90,394   $  397,680   $  312,371
Filmed entertainment..........................      (2,046)      (8,244)      (7,414)     (12,794)
Developing networks...........................      (4,860)      (1,875)     (13,998)      (6,669)
USA ELECTRONIC RETAILING
Electronic retailing..........................       5,179       27,232       44,320       92,041
USA INFORMATION AND SERVICES
Ticketing operations..........................        (651)      (2,735)      25,440       22,667
Hotel reservations............................       5,895        1,899       10,574        3,650
Teleservices..................................     (17,102)      (1,597)     (28,561)      (4,586)
Match.........................................       1,054       (2,565)      (5,704)      (9,003)
Citysearch and related........................     (40,540)     (45,789)    (123,123)    (137,112)
Electronic commerce solutions.................     (12,749)      (7,451)     (28,076)     (19,961)
Styleclick....................................      (5,525)     (18,156)     (36,496)     (37,382)
Other.........................................     (15,489)      (8,271)     (39,519)     (41,095)
                                                ----------   ----------   ----------   ----------
                                                $   37,724   $   22,842   $  195,123   $  162,127
                                                ==========   ==========   ==========   ==========

           The Company operates principally within the United States.

NOTE 6--GAIN ON SALE OF BROADCAST STATIONS

    In December 2000, the Company announced that Univision Communications Inc. ("Univision") would acquire, for $1.1 billion in cash, all of the capital stock of certain USA Broadcasting ("USAB") subsidiaries that own 13 full-power television stations and minority interests in four additional full-power stations. In August 2001, the Company completed the sale. The gain on the sale of the stations was $468 million, net of taxes of $343 million and $518 million, net of taxes of $377 million for the three and nine months ended September 30, 2001, respectively. To date, the Company has received proceeds of $510.4 million. A note receivable of $589.6 million is reflected in current assets.

NOTE 7--SAVOY SUMMARIZED FINANCIAL INFORMATION (UNAUDITED)

    The Company has not prepared separate financial statements and other disclosures concerning Savoy because management has determined that such information is not material to holders of the Savoy Debentures, all of which have been assumed by the Company as a joint and several obligor. The information presented is reflected at Savoy's historical cost basis.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Net sales...................................................   $3,428     $4,632
Operating expenses..........................................    2,796      1,408
Operating income............................................      632      3,224
Net income..................................................    2,969      4,165

SUMMARY CONSOLIDATED BALANCE SHEETS

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          2001            2000
                                                      -------------   ------------
                                                             (IN THOUSANDS)
Current assets......................................     $   441         $    --
Non-current assets..................................     163,822         158,561
Current liabilities.................................      14,251          17,021
Non-current liabilities.............................      38,768          38,902

NOTE 8-- NOTES OFFERING AND GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

    On November 23, 1998, the Company and USANi LLC as co-issuers completed an offering of $500.0 million 6 3/4% Senior Notes due 2005 (the "Old Notes"). In May 1999, the Old Notes were exchanged in full for $500.0 million of new 6 3/4% Senior Notes due 2005 (the "Notes") that have terms that are substantially identical to the Old Notes. Interest is payable on the Notes on May 15 and November 15 of each year, commencing May 15, 1999. The Notes are jointly, severally, fully and unconditionally guaranteed by certain subsidiaries of the Company, including Home Shopping Network, Inc. ("Holdco"), a non-wholly owned, direct subsidiary of the Company, and all of the subsidiaries of USANi LLC (other than subsidiaries that are, individually and in the aggregate,

NOTE 8-- NOTES OFFERING AND GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (CONTINUED)

inconsequential to USANi LLC on a consolidated basis) (collectively, the "Subsidiary Guarantors"). All of the Subsidiary Guarantors (other than Holdco) (the "Wholly Owned Subsidiary Guarantors") are wholly owned, directly or indirectly, by the Company or USANi LLC, as the case may be.

    The following tables present condensed consolidating financial information for the three and nine months ended September 30, 2001 and 2000 for: (1) the Company on a stand-alone basis, (2) Holdco on a stand-alone basis, (3) USANi LLC on a stand-alone basis, (4) the combined Wholly Owned Subsidiary Guarantors (including Wholly Owned Subsidiary Guarantors that are wholly owned subsidiaries of USANi LLC), (5) the combined non-guarantor subsidiaries of the Company (including the non-guarantor subsidiaries of USANi LLC (collectively, the "Non-Guarantor Subsidiaries")), and (6) the Company on a consolidated basis.

    Separate financial statements for each of the Wholly Owned Subsidiary Guarantors are not presented and such Wholly Owned Subsidiary Guarantors are not filing separate reports under the Securities Exchange Act of 1934 because the Company's management has determined that the information contained in such documents would not be material to investors.

                                                                         WHOLLY
                                                                          OWNED
                                                            USANI      SUBSIDIARY    NON-GUARANTOR                       USA
                                   USA         HOLDCO        LLC       GUARANTORS     SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                ----------   ----------   ----------   -----------   --------------   ------------   ------------
                                                                         (IN THOUSANDS)
BALANCE SHEET AS OF SEPTEMBER
  30, 2001:
Current Assets................  $  609,572   $       --   $  677,026   $  965,065      $  657,088     $        --    $ 2,908,751
Property and equipment, net...          --           --       23,502      194,633         201,690              --        419,825
Goodwill and other intangible
  assets, net.................      72,122           --           --    4,809,036       2,464,407              --      7,345,565
Investment in subsidiaries....   3,585,269    1,317,087    7,061,144      101,355              --     (12,064,855)            --
Other assets..................      42,064           --           --      723,620         841,442        (593,360)     1,013,766
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Total assets..................  $4,309,027   $1,317,087   $7,761,672   $6,793,709      $4,164,627     $(12,658,215)  $11,687,907
                                ==========   ==========   ==========   ==========      ==========     ============   ===========
Current liabilities...........  $  413,467   $       --   $    2,835   $  715,951      $  535,598     $    (6,321)   $ 1,661,530
Long-term debt, less current
  portion.....................          --           --      498,439        1,634          45,511              --        545,584
Other liabilities.............    (110,593)          --      942,604      375,084         549,209      (1,212,487)       543,817
Minority interest.............          --           --     (141,138)     162,362         385,197       4,536,684      4,943,105
Interdivisional equity........      12,282           --           --    5,538,678       2,649,112      (8,200,072)            --
Stockholders' equity..........   3,993,871    1,317,087    6,458,932           --              --      (7,776,019)     3,993,871
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Total liabilities and
  stockholders equity.........  $4,309,027   $1,317,087   $7,761,672   $6,793,709      $4,164,627     $(12,658,215)  $11,687,907
                                ==========   ==========   ==========   ==========      ==========     ============   ===========
STATEMENT OF OPERATIONS FOR
  THE THREE MONTHS ENDED
  SEPTEMBER 30, 2001
Revenue.......................  $       --   $       --   $       --   $  784,541      $  476,349     $    (4,558)   $ 1,256,332
Operating expenses............      (3,411)          --      (11,878)    (654,017)       (553,860)          4,558     (1,218,608)
Interest expense, net.........      (5,253)          --        2,455       (8,104)            771              --        (10,131)
Other income, expense.........     (31,779)      18,023       92,347          108         (13,051)        (78,591)       (12,943)
Income tax expense............          --           --           --      (20,606)         (1,295)             --        (21,901)
Minority interest.............          --           --           --      (51,613)         18,421              --        (33,192)
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Earnings (loss) from
  continuing operations.......  $  (40,443)  $   18,023   $   82,924   $   50,309      $  (72,665)    $   (78,591)   $   (40,443)
Gain on disposal of
  Broadcasting Stations.......     468,018           --           --           --              --              --        468,018
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Net earnings (loss)...........  $  427,575   $   18,023   $   82,924   $   50,309      $  (72,665)    $   (78,591)   $   427,575
                                ==========   ==========   ==========   ==========      ==========     ============   ===========

NOTE 8-- NOTES OFFERING AND GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (CONTINUED)

                                                                         WHOLLY
                                                                          OWNED
                                                            USANI      SUBSIDIARY    NON-GUARANTOR                       USA
                                   USA         HOLDCO        LLC       GUARANTORS     SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                ----------   ----------   ----------   -----------   --------------   ------------   ------------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS FOR
  THE NINE MONTHS ENDED
  SEPTEMBER 30, 2001
Revenue.......................  $       --   $       --   $       --   $2,448,238      $1,507,042     $   (11,823)   $ 3,943,457
Operating expenses............      (8,481)          --      (29,892)  (2,017,292)     (1,704,492)         11,823     (3,748,334)
Interest expense, net.........     (18,195)          --        5,665      (24,478)          2,546              --        (34,462)
Other income, expense.........     (41,428)      68,849      304,043       (7,297)        (25,899)       (331,464)       (33,196)
Provision for income taxes....          --           --           --      (56,598)        (14,593)             --        (71,191)
Minority interest.............          --           --           --     (173,353)         48,975              --       (124,378)
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Earnings (loss) from
  continuing operations.......  $  (68,104)  $   68,849   $  279,816   $  169,220      $ (186,421)    $  (331,464)   $   (68,104)
Gain on disposal of
  Broadcasting Stations.......     517,847           --           --           --              --              --        517,847
Cumulative effect of
  accounting change...........      (9,187)          --           --        2,438         (11,625)          9,187         (9,187)
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Net earnings (loss)...........  $  440,556   $   68,849   $  279,816   $  171,658      $ (198,046)    $  (322,277)   $   440,556
                                ==========   ==========   ==========   ==========      ==========     ============   ===========
CASH FLOW FOR THE NINE MONTHS
  ENDED SEPTEMBER 30, 2001
Cash flow from (used in)
  operations..................  $  (18,882)  $       --   $   (9,300)  $  408,452      $   99,377     $        --    $   479,647
Cash flow provided (used in)
  investing activities........      54,240           --       (4,367)     (76,229)        189,395              --        163,039
Cash flow from financing
  activities..................     (35,358)          --      652,265     (273,517)       (279,056)             --         64,334
Net Cash used by Discontinued
  Operations..................          --           --           --      (48,058)             --              --        (48,058)
Effect of exchange rate.......          --           --         (278)          91          (3,239)             --         (3,426)
Cash at beginning of period...          --           --       78,079      (28,949)        195,093              --        244,223
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Cash at end of period.........  $       --   $       --   $  716,399   $  (18,210)     $  201,570     $        --    $   899,759
                                ==========   ==========   ==========   ==========      ==========     ============   ===========
STATEMENT OF OPERATIONS FOR
  THE THREE MONTHS ENDED
  SEPTEMBER 30, 2000
Revenue.......................  $       --   $       --   $       --   $  719,812      $  391,878     $    (1,933)   $ 1,109,757
Operating expenses............      (3,353)          --       (5,764)    (615,381)       (464,350)          1,933     (1,086,915)
Interest expense, net.........      (7,718)          --        6,471       (5,836)         (1,095)             --         (8,178)
Other income, expense.........       6,019       34,197      147,313      (46,172)         (1,987)        (69,450)        69,920
Income tax expense............        (820)          --           --      (17,856)         (8,776)             --        (27,452)
Minority interest.............          --           --           --       (4,087)         28,309         (87,226)       (63,004)
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Earnings (loss) from
  continuing operations.......      (5,872)      34,197      148,020       30,480         (56,021)       (156,676)        (5,872)
Earnings (loss) from
  discontinued operations.....     (14,367)          --           --      (14,367)             --          14,367        (14,367)
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Net earnings (loss)...........  $  (20,239)  $   34,197   $  148,020   $   16,113      $  (56,021)    $  (142,309)   $   (20,239)
                                ==========   ==========   ==========   ==========      ==========     ============   ===========

NOTE 8-- NOTES OFFERING AND GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (CONTINUED)

                                                                         WHOLLY
                                                                          OWNED
                                                            USANI      SUBSIDIARY    NON-GUARANTOR                       USA
                                   USA         HOLDCO        LLC       GUARANTORS     SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                ----------   ----------   ----------   -----------   --------------   ------------   ------------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS FOR
  THE NINE MONTHS ENDED
  SEPTEMBER 30, 2000
Revenue.......................  $       --   $       --   $       --   $2,207,099      $1,080,352     $    (1,817)   $ 3,285,634
Operating expenses............     (12,164)          --      (29,627)  (1,856,120)     (1,227,332)          1,736     (3,123,507)
Interest expense, net.........     (18,499)          --       16,260      (20,024)         (1,692)             --        (23,955)
Other income, expense.........       3,850       78,571      382,640      (72,179)         (5,442)       (320,080)        67,360
Provision for income taxes....         522           --      (27,351)     (36,017)        (23,678)             --        (86,524)
Minority interest.............          --           --           --       (8,778)         71,998        (208,519)      (145,299)
                                        --           --           --           --              --              --             --
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Earnings (loss) from
  continuing operations.......     (26,291)      78,571      341,922      213,981        (105,794)       (528,680)       (26,291)
Earnings (loss) from
  discontinued operations.....     (41,407)          --           --      (41,407)             --          41,407        (41,407)
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Net earnings (loss)...........  $  (67,698)  $   78,571   $  341,922   $  172,574      $ (105,794)    $  (487,273)   $   (67,698)
                                ==========   ==========   ==========   ==========      ==========     ============   ===========
CASH FLOW FOR THE NINE MONTHS
  ENDED SEPTEMBER 30, 2000
Cash flow from (used in)
  operations..................  $  (29,055)  $       --   $   (2,018)  $  304,656      $   28,695     $        --    $   302,278
Cash flow provided (used in)
  investing activities........       9,870           --      (44,131)    (165,498)       (162,742)             --       (362,501)
Cash flow from financing
  activities..................      19,185           --      (63,944)    (124,514)        227,083              --         57,810
Net Cash used by discontinued
  operations..................          --           --           --      (54,382)             --              --        (54,382)
Effect of exchange rate.......          --           --           --          (15)         (4,118)             --         (4,133)
Cash at beginning of period...          --           --      276,678      (25,067)        171,565              --        423,176
                                ----------   ----------   ----------   ----------      ----------     ------------   -----------
Cash at end of period.........  $       --   $       --   $  166,585   $  (64,820)     $  260,483     $        --    $   362,248
                                ==========   ==========   ==========   ==========      ==========     ============   ===========

                         EXPEDIA, INC. AND SUBSIDIARIES
  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE QUARTER ENDED
                               SEPTEMBER 30, 2001

    UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
     LOSS

                                                               THREE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
Agency revenues.............................................  $ 21,646     $39,279
Merchant revenues...........................................    12,335      34,102
Advertising and other revenues..............................     8,124       6,097
                                                              --------     -------
Revenues....................................................    42,105      79,478
                                                              --------     -------

Cost of agency revenues (excluding recognition of
  stock-based compensation of $189 and $43 for the three
  months ended September 30, 2000 and 2001).................    11,882      15,977
Cost of merchant revenues (excluding recognition of
  stock-based compensation $297 and of $65 for the three
  months ended September 30, 2000 and 2001).................     3,745       9,509
Cost of advertising and other revenues (excluding
  recognition of stock-based compensation of $73 and $10 for
  the three months ended September 30, 2000 and 2001).......       684         801
Cost of revenues............................................    16,311      26,287
                                                              --------     -------
Gross profit................................................    25,794      53,191
                                                              --------     -------

Operating expenses:
  Product development (excluding recognition of stock-based
    compensation of $9,087 and $2,263 for the three months
    ended September 30, 2000 and 2001)......................     5,270       7,209
  Sales and marketing (excluding recognition of stock-based
    compensation of $1,150 and $183 for the three months
    ended September 30, 2000 and 2001)......................    17,899      26,071
  General and administrative (excluding recognition of
    stock-based compensation of $2,821 and $1,000 for the
    three months ended September 30, 2000 and 2001).........     5,342       6,181
  Amortization of goodwill and intangibles..................    15,532       9,904
  Recognition of stock-based compensation...................    13,617       3,564
                                                              --------     -------
Total operating expenses....................................    57,660      52,929
                                                              --------     -------
(Loss) income from operations...............................   (31,866)        262
Net interest income and other...............................     1,082       1,329
USAI transaction related costs..............................        --      (6,341)
                                                              --------     -------
Loss before provision for income taxes......................   (30,784)     (4,750)
Provision for income taxes..................................        --          --
Net loss....................................................  $(30,784)    $(4,750)
                                                              --------     -------
Net loss....................................................  $(30,784)    $(4,750)
  Currency translation adjustment...........................       (10)         19
                                                              --------     -------
Comprehensive loss..........................................  $(30,794)    $(4,731)
                                                              --------     -------
Basic and diluted net loss per common share.................  $  (0.69)    $ (0.09)
                                                              --------     -------
Weighted average shares used to compute basic and diluted
  net loss per common share.................................    44,849      50,319
                                                              --------     -------

    UNAUDITED CONDENSED BALANCE SHEETS

                                                              JUNE 30,   SEPTEMBER 30,
                                                                2001         2001
                                                              --------   -------------
                                                                   (IN THOUSANDS)
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................  $182,161     $197,801
  Accounts receivable, net of allowance of $513 and $628....    29,716       18,425
  Prepaid merchant bookings.................................    30,170       18,690
  Prepaid expenses and other current assets.................    11,642        8,729
                                                              --------     --------
    Total current assets....................................   253,689      243,645
Property and equipment, net.................................    16,778       16,120
Investment and restricted deposits..........................     1,298        1,840
Intangible assets, net......................................    43,298       29,285
Goodwill....................................................    74,781       78,890
                                                              --------     --------
    Total assets............................................  $389,844     $369,780
                                                              ========     ========

                                     LIABILITIES

Current liabilities:
  Accounts payable..........................................  $ 33,994     $ 29,063
  Accrued expenses..........................................    40,831       40,879
  Due to Microsoft..........................................       801        1,556
  Deferred merchant bookings................................    80,326       62,457
  Current portion of notes payable..........................        45           --
  Unearned revenue..........................................     1,545        1,074
                                                              --------     --------
    Total current liabilities...............................   157,542      135,029
Notes payable, net of current portion.......................     1,303           --
                                                              --------     --------
    Total liabilities.......................................   158,845      135,029
                                                              --------     --------

Commitments and contingencies (Note 8)

                                 STOCKHOLDERS' EQUITY

Common stock, $.01 par value, 120,000 shares authorized,
  50,176 and 51,378 issued and outstanding..................       502          514
Preferred stock, $.01 par value, 10,000 shares authorized,
  none issued and outstanding...............................        --           --
Additional paid-in-capital..................................   437,903      442,371
Unearned stock-based compensation...........................   (16,172)     (12,131)
Retained deficit............................................  (191,418)    (196,168)
Accumulated other comprehensive income:
  Cumulative currency translation adjustment................       184          165
                                                              --------     --------
    Total stockholders' equity..............................   230,999      234,751
                                                              --------     --------
    Total liabilities and stockholders' equity..............  $389,844     $369,780
                                                              ========     ========

                            See accompanying notes.

    UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                   CUMULATIVE
                                       COMMON STOCK       ADDITIONAL     UNEARNED                   CURRENCY
                                    -------------------    PAID-IN     STOCK-BASED    RETAINED    TRANSLATION
                                     SHARE      AMOUNT     CAPITAL     COMPENSATION    DEFICIT     ADJUSTMENT     TOTAL
                                    --------   --------   ----------   ------------   ---------   ------------   --------
                                                                       (IN THOUSANDS)
Balance, June 30, 2001............   50,176      $502      $437,903      $(16,172)    $(191,418)      $184       $230,999
  Proceeds from issuance of common
    stock and common stock
    warrants......................      351         4            (4)                                                   --
  Proceeds from exercise of
    options.......................      851         8         4,949                                                 4,957
  Recognition of stock-based
    compensation..................                                          3,564                                   3,564
  Forfeiture of stock-based
    Compensation..................                             (477)          477                                      --
  Net loss........................                                                       (4,750)                   (4,750)
  Other comprehensive income:
    Currency translation
      adjustment..................                                                                     (19)           (19)
                                     ------      ----      --------      --------     ---------       ----       --------

Balance, September 30, 2001.......   51,378      $514      $442,371      $(12,131)    $(196,168)      $165       $234,751
                                     ======      ====      ========      ========     =========       ====       ========

                            See accompanying notes.

    UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
Operating activities:
  Net loss..................................................  $(30,784)  $ (4,750)
  Adjustments to reconcile net loss to net cash used by
    operating activities:
    Depreciation and amortization...........................       555      2,644
    Recognition of stock-based compensation.................    13,617      3,564
    Amortization of goodwill and intangibles................    15,532      9,904
    USAI transaction related costs..........................        --      6,341
  Cash provided (used) by changes in operating assets and
    liabilities:
    Accounts receivable.....................................     4,889     11,291
    Due (from) to Microsoft.................................      (117)       755
    Prepaid expenses and other current assets...............    (2,131)     2,913
    Prepaid merchant bookings...............................       (30)    11,480
    Accounts payable and accrued expenses...................     1,784     (4,883)
    Deferred merchant bookings..............................     6,097    (17,869)
    Unearned revenue........................................    (5,731)      (471)
                                                              --------   --------
      Net cash provided by operating activities.............     3,681     20,919
                                                              --------   --------

Investing activities:
  Additions to property and equipment.......................    (2,644)    (3,374)
  Proceeds from sale of building............................        --      1,388
  Funding of restricted deposits, net.......................      (514)      (542)
                                                              --------   --------
      Net cash used by investing activities.................    (3,158)    (2,528)
                                                              --------   --------

Financing activities:
  Repayment of notes payable................................       (73)    (1,348)
  Net proceeds from issuance of common stock and warrants...    60,483         --
  Net proceeds from exercise of options.....................       746      4,957
  USAI transaction related costs............................        --     (6,341)
                                                              --------   --------
      Net cash provided (used) by financing activities......    61,156     (2,732)
                                                              --------   --------
Effect of foreign exchange rates changes on cash and cash
  equivalents...............................................       (10)       (19)
                                                              --------   --------
Net increase in cash and cash equivalents...................    61,669     15,640
Cash and cash equivalents at beginning of period............    60,670    182,161
                                                              --------   --------
Cash and cash equivalents at end of period..................  $122,339   $197,801
                                                              --------   --------

SUPPLEMENTAL DISCLOSURES TO CASH FLOW STATEMENTS:
  Cash paid for interest....................................  $     64   $     28
  Forfeiture of stock-based compensation....................       571        477

                            See accompanying notes.

    NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

    In October 1996, Microsoft Corporation (Microsoft) launched its online travel services product called Expedia-Registered Trademark-. Since that launch, Expedia, Inc. (the Company) has become a leading provider of branded online travel services for leisure and business travelers. The Company operates eight websites, located at Expedia.com-Registered Trademark-, Expedia.co.uk, Expedia.de, Expedia.ca-TM-, Expedia.it, Expedia.nl, VacationSpot.com-TM- and Rent-a-Holiday.com. The Expedia-branded websites also serve as the travel channel on MSN.com, Microsoft's online services network. In addition, during the quarter, the Company began redirecting traffic from the Travelscape.com-TM- and LVRS.com websites. Visitors to these websites are automatically transferred to the Expedia.com website.

    The Company's goal is to sell the broadest possible array of travel services to the broadest possible range of customers around the world. This encompasses providing real-time access to schedule, pricing and availability information for booking reservations for airlines, hotels, rental cars, and cruises. The Company sells these reservations both individually and as components of dynamically assembled packaged travel vacations and trips. In addition, the Company provides content on its websites that provides travelers information about travel destinations, maps, and other travel details.

    The Company was incorporated in the state of Washington on August 23, 1999. On October 1, 1999, Microsoft separated the assets and contributed them in exchange for 33,000,000 shares of Expedia common stock or 100% of the outstanding common stock at that date. Concurrent with this, the Company entered into a number of agreements with Microsoft to facilitate the operation of the Company and its assets after the separation.

    On November 10, 1999, the Company completed an initial public offering in which it sold 5,890,000 shares of common stock at a price of $14.00 per share, raising $83.7 million in gross proceeds. After deducting $5.3 million in aggregate underwriters' discounts and commissions and $1.8 million in related expenses, net proceeds from this offering totaled $76.6 million. Microsoft's interest has since been further diluted as a result of option exercises, a private placement of shares and the exercise of warrants associated with the private placement, and shares issued in conjunction with acquisitions.

    In March 2000, the Company acquired Travelscape.com, Inc. (Travelscape), a Delaware corporation based in Las Vegas, Nevada. Travelscape-Registered Trademark- is a leading Internet travel wholesaler and packager with discounted rate contracts with hotel and travel suppliers worldwide. Hotel rooms, car rentals, and travel services from those suppliers are offered on all of the Expedia-branded websites. In July 2001, Travelscape also operates under the business name, WWTE, which is a private label online travel business that supplies car and hotel inventory to third parties.

    In March 2000, the Company also acquired VacationSpot.com, Inc. (VacationSpot), a Delaware corporation based in Seattle, Washington. VacationSpot is a leading reservation network for vacation homes, rental condominiums, inns and bed & breakfasts around the world. VacationSpot was subsequently merged into the Company. The VacationSpot.com-TM- and Rent-a-Holiday.com websites, acquired as part of the acquisition, offer unique properties in vacation destinations and countries worldwide and operate as independent websites. In addition, the majority of this inventory is also offered on all of the Expedia-branded websites and the private label websites.

    The Company classifies revenues into three categories: agency, merchant and advertising and other. Agency revenues are derived from travel-related sales transactions where the Company receives commissions and fees from travel suppliers. Merchant revenues primarily come from travel-related sales transactions where the Company both purchases from the supplier and sells to the customer the requested travel service. In addition, the Company derives revenues from advertisements on its websites. The Company has also licensed components of its technology and editorial content. Both advertising and licensing revenues are categorized as "Advertising and Other" revenues in the Company's consolidated statements of operations and comprehensive loss.

2. BASIS OF PRESENTATION

    The accompanying condensed consolidated balance sheets and related interim condensed consolidated statements of operations, cash flows, and changes in stockholders' equity, are unaudited and in the opinion of management, include all adjustments (consisting only of normal recurring items) necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America. Preparing financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from those estimates. Interim results are not necessarily indicative of results for a full year. Readers of the condensed consolidated financial statements should read the information included in this Form 10-Q in conjunction with Management's Discussion and Analysis and consolidated financial statements and notes included in the Company's Annual Report filed on Form 10-K with the Securities and Exchange Commission on August 22, 2001.

3. GOODWILL AND OTHER INTANGIBLES

    In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS
No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are reviewed annually for impairment or more frequently if impairment indicators arise. Separable intangible assets that have finite lives will continue to be amortized over their useful lives. The Company elected to adopt SFAS No. 142 on July 1, 2001. As required under the standard, the Company continues to amortize intangibles assets with finite lives and has ceased the amortization prospectively on goodwill upon the adoption of the standard.

    The Company has completed its initial impairment assessment of the goodwill, which is attributable to the Destinations segment, by comparing the fair value of the segment to its carrying value. Fair value was determined using a discounted cash flow methodology. This impairment test is required to be performed upon adoption of the SFAS No. 142 and at least annually thereafter.

    Based on the initial impairment test, none of the goodwill recorded was impaired. Impairment adjustments recognized after adoption, if any, generally are recognized as operating expenses.

    The financial information for the acquired intangible assets is as follows:

                                                        ORIGINAL   ACCUMULATED    NET BOOK
                                                          COST     AMORTIZATION    VALUE
                                                        --------   ------------   --------
Amortized Intangible Assets
  Supplier relationships..............................  $26,200      $20,143      $ 6,057
  Trademarks and tradenames...........................   20,300       10,405        9,895
  Distribution agreements.............................   24,900       19,143        5,757
  Other...............................................   18,800       11,224        7,576
                                                        -------      -------      -------
                                                        $90,200      $60,915      $29,285
                                                        =======      =======      =======

    In connection with adopting SFAS No. 142, the Company also reassessed the useful lives and the classification of identifiable intangible assets. The only change was the reclassification of $4.1 million for the intangible asset "acquired workforce", which was identified in previous acquisitions in accordance with accounting guidance prior to SFAS No. 142, as goodwill. Amortization expense for the acquired intangible assets for the quarter ended September 30, 2001, was $9.9 million and annual estimated amortization for the acquired intangible assets for the next three fiscal years are as follows:

2002........................................................  $30,943
2003........................................................    7,141
2004........................................................    1,104
                                                              -------
                                                              $39,188
                                                              =======

    The table below shows the effect on net loss and net loss per share had SFAS No. 142 been adopted in prior periods:

                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
Reported net loss...........................................  $(30,784)  $(4,750)
Amortization of goodwill....................................     5,421        --
                                                              --------   -------
Adjusted net loss...........................................  $(25,363)  $(4,750)
                                                              --------   -------
Reported basic and diluted net loss per share...............  $  (0.69)  $ (0.09)
Amortization of goodwill....................................      0.12        --
                                                              --------   -------
Adjusted basic and diluted net loss per share...............  $  (0.57)  $ (0.09)
                                                              --------   -------

4. RECENT ACCOUNTING PRONOUNCEMENTS

    In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS No. 143 to have a material effect on its financial position or result of operations.

    In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that opinion). SFAS No. 144 established a single accounting model, based on the frame work established in SFAS No. 121 for long-lived assets to be disposed of for sale. It retains the fundamental provisions of SFAS No. 121 for
(a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, with earlier applications encouraged. The Company has not yet determined the impact of adopting SFAS No. 144 on its financial position or results of operations.

5. INCOME TAXES

    Effective October 1, 1999, the Company entered into a tax allocation agreement with Microsoft. On March 18, 2000, Microsoft's investment in the Company fell below 80% ownership. As such, from March 18, 2000 onward, the Company must file a separate tax return. Based on the tax allocation agreement, the Company may be reimbursed by Microsoft for tax losses incurred during the period from October 1, 1999 to March 17, 2000 that are utilized on the Microsoft consolidated U.S. federal tax return. As of September 30, 2001, the Company has received no such reimbursement from

Microsoft. Reimbursements of approximately $2.5 million are expected to be received from Microsoft under this agreement. Any reimbursement from Microsoft will be recorded as a capital contribution.

    In November 2001, the Company entered into an agreement with Microsoft setting forth the manner in which the Company will compensate Microsoft for compensation deductions attributable to the "Inherent Bargain Element" as used in the tax allocation agreement. Under this agreement, the Company generally will be required to compensate Microsoft for the actual federal and state tax savings that the Company realizes as a result of the use of the compensation deductions, as and when the Company realizes such tax savings.

    At September 30, 2001, the Company has a net operating loss carryforward of approximately $105 million for federal income tax purposes. The net operating loss carryforwards begin to expire in 2017. Of this amount, $5 million is the amount available to the Company from the period ended March 17, 2000. In addition, $31 million of the loss carryforward is from acquired companies, the utilization of which in each carryforward year may be limited by the Internal Revenue Code. Under the tax allocation agreement with Microsoft which was subsequently amended in November 2001, the Company must pay Microsoft for a portion of the tax savings resulting from the exercise of certain stock options. The Company will pay Microsoft approximately $36 million under this agreement when the tax savings are utilized on the Company's tax return. The Company has not utilized the tax savings as of September 30, 2001. Reimbursements to Microsoft will be recorded as a capital distribution.

    Because of the Company's limited operating history, losses incurred to date and the difficulty in accurately forecasting long-term future results, the Company has applied a valuation allowance equivalent to the expected tax benefit from its net operating loss carryforward and other deferred tax assets. As a result, the Company has not recorded a benefit for current federal and state income taxes or a related deferred tax asset. Management evaluates, on a quarterly basis, the recoverability of the deferred tax assets and the level of the valuation allowance.

6. NET LOSS PER SHARE

    Net loss per share has been computed in accordance with SFAS No. 128, Earnings per Share. Net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding. Common stock equivalent shares related to stock options, warrants and shares subject to repurchase are excluded from the calculation as their effect is anti-dilutive. Accordingly, basic and diluted loss per share are equivalent.

7. RELATED PARTY TRANSACTIONS

    In June 2001, the Company signed an amended and restated carriage and cross promotion agreement with Microsoft. Under this agreement, Microsoft's domestic and international MSN websites promote co-branded versions of the Expedia websites that include the logos of both the Company and MSN in the U.S., the U.K., Germany and Canada, the countries in which the Company is currently present. These co-branded websites are the preferred travel transaction services offered on MSN, except in international markets where Expedia does not have a presence. Under the agreement, the parties also agreed to certain restrictions regarding the promotion of competitors on MSN.com and on the MSN Expedia co-branded travel websites accessed via MSN.com. The Company pays Microsoft slotting fees and performance fees under this agreement. These fees are calculated in accordance with the terms of the agreement and, in certain cases, a letter agreement entered into between the parties in July 2001. The Company pays Microsoft an annual slotting fee of $500,000 for the U.S. co-branded travel website. This fee is credited toward the performance fees that the Company is required to pay Microsoft. The Company pays Microsoft an annual slotting fee of $250,000 for each non-U.S. co-branded travel website. These fees are credited toward the performance fees the Company is required to pay Microsoft only if these non-U.S. websites exceed specified revenue targets. The performance fees the Company pays to Microsoft are based on the number of transactions of each transaction type that occur on the co-branded websites multiplied by the average gross profit per transaction achieved by the Company for each transaction type multiplied by the agreed percentage of gross profit to be shared for each transaction type. This agreement runs through June 30, 2005.

    The Company entered into an amended and restated services agreement with Microsoft on October 1, 1999 whereby Microsoft provides the Company with certain administrative and operational services. This agreement was subsequently amended and restated effective January 1, 2001 and further amended as of July 1, 2001. The Company intends to enter into a second amended and restated services agreement in connection with the USAI transaction, which is discussed in
Note 10. The second amended and restated services agreement will extend through September 30, 2002, although Microsoft may elect in limited circumstances to terminate certain services if Microsoft determines, in good faith after consultation with USAI and Expedia, that it is inappropriate for Microsoft to provide such services to an unaffiliated third party.

    Under the second amended and restated services agreement, Microsoft will continue to provide the Company with specified administrative and operational services. In return, the Company will pay Microsoft fees based on the total direct and indirect costs incurred by Microsoft in providing these services to the Company. The Company has been developing and will continue to develop its own resources in these administrative and operational areas.

    In August 2001, in connection with the USAI transactions, the Company and Microsoft entered into a hosting services agreement under which Microsoft provides the Company with internet service provider services for the Expedia websites. Microsoft previously provided these services to the Company under the amended and restated services agreement. The hosting services agreement has a four-year term. The Company pays Microsoft for the hosting services on a cost basis.

    On October 1, 1999, the Company and Microsoft entered into a license agreement under which Microsoft provides the Company with rights to intellectual property used in its business. Microsoft assigned to the Company the trademarks and domain names associated with the name "Expedia." In addition, Microsoft assigned to the Company copyrights for software relating to online travel services. The Company licenses the right to use some of Microsoft's retail products and other technology under the license agreement. All of the licenses relating to Expedia-specific software content and data and patents are royalty-free, irrevocable and perpetual. Upon completion of the USAI transaction, the license agreement will be terminated, however, the perpetual licenses will remain.

    In August 2001, the Company signed an amended and restated map server license agreement with Microsoft. Under this agreement, Microsoft will develop, maintain, host and serve maps to the Expedia websites. The maps will be customized for the Company's websites and will include both the Company's logo and Microsoft's MapPoint.Net logo. The Company will pay route transaction fees, location lookup transaction fees and map transaction fees to Microsoft. This agreement was applied retroactively to December 2000. The agreement runs through August 2005.

    On September 25, 2001, Expedia and Microsoft entered into the following agreements that provide Expedia with worldwide rights to use some of Microsoft's retail products: Microsoft Business Agreement; Microsoft Enterprise Agreement; Microsoft Enterprise Enrollment Agreement; Microsoft Select Agreement; and Microsoft Select Enrollment Agreement to replace some of the licenses in the license agreement dated October 1, 1999.

    Effective October 1, 1999, the Company entered into a tax allocation agreement with Microsoft relating to periods during which the Company was included in Microsoft's U.S. federal tax return. In November 2001, the Company entered into an agreement with Microsoft setting forth the manner in which the Company will compensate Microsoft for compensation deductions attributable to the "Inherent Bargain Element" as used in the tax allocation agreement. Under this agreement, the Company generally will be required to indemnify Microsoft for the actual federal and state tax savings that the Company realizes as a result of the use of the compensation deductions, as and when the Company realizes such tax savings.

    In November 2001, the Company entered into an agreement to assign patent applications and royalty sharing agreement with Microsoft. Under this agreement, Microsoft assigned to the Company all of Microsoft's patents relating to the operation of the Company's websites. The assignment agreement includes a limited license of such patents from the Company to Microsoft. Further, the agreement includes a royalty sharing agreement under which the Company will pay a percentage of any royalties collected by the Company for licenses to such patents that are granted by the Company to third parties for use in products and/or services other than online travel services.

    The Company incurs various charges from the above agreements as follows (in thousands):

                                                                 THREE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
Revenues....................................................   $  (44)    $   --
Cost of revenues............................................      526      1,035
Product development.........................................      383        760
Sales and marketing.........................................    1,222      2,327
General and administrative..................................      438        414
                                                               ------     ------
Net expense.................................................   $2,525     $4,536
                                                               ------     ------

8. COMMITMENTS AND CONTINGENCIES

    The Company has multi-year agreements with certain travel service providers that make available the services accessed through the Company's website. Under these agreements, the Company pays monthly service fees to the service providers based on the volume of activity. The Company expenses these amounts as the services are provided.

    Between June 5 and July 26, 2001, four class action complaints, alleging violations of Section 11 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934, were filed in the Southern District of New York against the Company, certain of its officers and directors and certain underwriters of the Company's initial public offering (IPO). The complaint alleges that the Company's prospectus was false or misleading in that it failed to disclose (i) that the underwriters allegedly were paid excessive commissions by certain customers in return for receiving shares in the IPO and (ii) that certain of the underwriters' customers allegedly agreed to purchase additional shares of the Company in the aftermarket in return for an allocation of shares in the IPO. Plaintiffs contend that as a result of those omissions from the prospectus, the price of the Company's stock was artificially inflated between November 9, 1999 and December 6, 2000 and that the defendants are liable for unspecified damages to those persons who purchased stock during that period. On August 9, 2001, these actions were consolidated before a single judge along with cases brought against numerous other issuers and their underwriters that make similar allegations involving the IPO's of those issuers. The consolidation was for purposes of pretrial motions and discovery only. The Company intends to defend this matter vigorously.

    In addition to the matter discussed above, the Company is subject to various legal proceedings and claims that arise in the ordinary course of business. Management believes that the resolution of all such matters will not have a material impact to the Company's financial position, results of operations or cash flows.

9. SEGMENT INFORMATION

    The Company has five reportable segments: Transportation, Destinations, Advertising, International and Corporate. The Transportation segment serves primarily as an agent for U.S.-originated airline tickets and car rentals. The Destinations segment generates most of its revenues from U.S.-originated hotel bookings where the Company acts as merchant of record. The Advertising segment sells advertisements on the domestic websites. The International segment generates most of its revenues as agency revenues from airline tickets, car rentals and hotel bookings on its websites in the United Kingdom, Germany, Belgium, Italy, the Netherlands and Canada. The Corporate segment generates revenues from the licensing of technology and generates expenses consisting of the amortization of goodwill and intangibles, recognition of stock-based compensation and certain corporate headquarters costs.

    Segment information is presented in accordance with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This standard is based on a management approach, which requires segmentation based upon the Company's internal organization and disclosures of revenue and operating loss based upon internal accounting methods.

    Management evaluates each segment's performance based upon income or loss from operations. This involves significant allocations of various expenses to the non-Corporate segments. These allocations are primarily based on transaction volumes and other metrics.

    The segment information for the three months ended September 30, 2000 and 2001, are as follows (in thousands):

                                    TRANSPORTATION   DESTINATIONS   ADVERTISING   INTERNATIONAL   CORPORATE    TOTAL
                                    --------------   ------------   -----------   -------------   ---------   --------
For the three months ended
  September 30, 2000
Revenues..........................     $18,645         $14,060        $3,087         $ 1,621      $  4,692    $ 42,105
                                       -------         -------        ------         -------      --------    --------
Depreciation and amortization.....     $   125         $   271        $   10         $    34      $ 15,647    $ 16,087
                                       -------         -------        ------         -------      --------    --------
Income (loss) from operations.....     $(1,720)        $   291        $1,826         $(3,491)     $(28,772)   $(31,866)
                                       -------         -------        ------         -------      --------    --------
For the three months ended
  September 30, 2001
Revenues..........................     $41,621         $28,628        $3,467         $ 4,121      $  1,641    $ 79,478
                                       -------         -------        ------         -------      --------    --------
Depreciation and amortization.....     $   625         $   733        $  103         $   254      $ 10,833    $ 12,548
                                       -------         -------        ------         -------      --------    --------
Income (loss) from operations.....     $ 8,717         $ 8,858        $1,221         $(2,199)     $(16,335)   $   (262)
                                       -------         -------        ------         -------      --------    --------

    Assets of the segments are not relevant for management of the business. However, depreciation and amortization expense, excluding amortization of goodwill and intangibles that has been exclusively allocated to the Corporate segment, has been allocated to the five segments for these segment disclosures based on a usage metric. There are no reconciling items between the segment information indicated above to the consolidated statements of operations, nor are there any inter-segment revenues.

    The Company has allocated revenues from external customers to geographic areas by selling location. The Transportation, Destinations and Advertising segments derive revenues from the Company's U.S. websites and the International segment derives revenues from the Company's international websites.

10. USAI TRANSACTION

    On July 16, 2001, the Company announced that it had entered into a merger agreement with Microsoft and USA Networks, Inc. (USAI), among others, whereby USAI agreed to acquire up to 37,500,000 shares of Expedia common stock, representing a controlling interest in the Company. In connection with the transaction, the Company will create a Class B common stock with fifteen votes per share, subject to certain limitations. Following the completion of the recapitalization of Expedia's common stock, which will take place immediately prior to the merger, and the completion of the merger, USAI is expected to hold all Class B common shares and hold over 90% of the voting interest in the Company. As part of the agreement, Microsoft will elect to exchange all 33,602,258 of its Expedia shares and all 120,452 of its warrants in exchange for a package of USAI securities (described below), subject to a ratable reduction depending upon the number of elections made by other shareholders. Under the terms of the transaction agreements, the Company's shareholders may elect to either retain their common stock in the Company and receive for each share of common stock, 0.192 warrants to purchase the Company's common stock at $52 per common share or exchange their shares of the Company's common stock for a package of USAI securities consisting of USAI common stock, USAI convertible redeemable preferred stock and warrants to acquire USAI common stock. Also, under the terms of the transaction agreements, the Company's employee option holders and in, certain cases, the Company's existing warrant holders will receive 0.192 warrants per option or warrant to purchase the Company's common stock at $52 per common share. Warrants granted to each employee option holder will have the same vesting schedule as such employee's unvested options.

    As part of the transaction, USAI will contribute $75 million in media time on its media outlets to the Company over a five year period following closing. In addition, the Company will acquire an option to participate in a new television channel to be developed by USAI called the USA Travel Channel. The terms of the transaction also provide for the Company to have an option to purchase from USAI the National Leisure Group (NLG), a supplier of cruise travel products. In the event that USAI does not acquire NLG within 6 months of the completion of the merger agreement, the Company will be entitled to a payment from USAI of $20 million plus interest.

    The completion of the transaction is subject to the approval of the Company's shareholders. The Company has incurred $6.3 million of costs related to the transaction for the quarter ended September 30, 2001 and anticipates incurring further costs for investment banking, legal, and accounting services in order to complete this transaction. The Company anticipates completing the transaction by the end of December 2001.

    USAI holds approximately 90% of the voting rights in Hotel Reservations Network, Inc. (HRN), a competitor of the Company. USAI has announced publicly that HRN and the Company will continue to operate independently despite being controlled by a common parent.

11. SEPTEMBER 11, 2001--TERRORIST ATTACKS

    The terrorist attacks of September 11, 2001 had an impact on this quarter's revenues. The mandated grounding of all flights by the FAA for several days coupled with the slow ramp-up of flights and cutbacks in schedules by the airlines reduced this quarter's revenues. In addition, airlines allowed customers with non-refundable tickets to refund them and hotels relaxed their cancellation policies, resulting in lost agency and merchant revenue for Expedia. Also, the volume of calls and length of calls at the Company's call centers increased as the call centers were addressing customers' travel concerns, thereby increasing cost of revenues.